UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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YUM! BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YUM! Brands, Inc.

1441 Gardiner Lane

Louisville, Kentucky 40213

April 6, 2007

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2007 Annual Meeting of Shareholders of YUM! Brands, Inc. The meeting will be held Thursday, May 17, 2007, at 9:00 a.m., local time, in the YUM! Conference Center at 1900 Colonel Sanders Lane in Louisville, Kentucky.

At this meeting, you will be asked to:

(1)         Elect eleven (11) directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

(2)         Ratify the Board’s selection of independent auditors to audit our financial statements for 2007;

(3)         Vote on six shareholder proposals described in the attached Proxy Statement, if properly presented at the meeting; and

(4)         Transact any other business properly brought before the meeting.

The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. You may also read the notice and proxy statement on our Web site at www.yum.com/investors/proxy.asp.

To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. We also offer shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the proxy statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

An admission ticket is attached to the accompanying proxy card. Please retain it and bring it with you if you plan to attend the meeting.

Sincerely,

David C. Novak
Chairman of the Board and Chief Executive Officer

YUM! Brands, Inc.
1441 Gardiner Lane
Louisville, Kentucky 40213

Notice of Annual Meeting of Shareholders

Time:	9:00 a.m. on Thursday, May 17, 2007
Place:	YUM! Conference Center
1900 Colonel Sanders Lane Louisville, Kentucky 40213
Items of Business:	(1) To elect eleven (11) directors to serve until the 2008 annual meeting of shareholders and until their respective successors are duly elected and qualified.
(2) To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 29, 2007.
(3) To consider and vote on six shareholder proposals described in the attached proxy statement, if properly presented at the meeting.
(4) To transact such other business as may properly come before the meeting.
Who Can Vote:	You can vote if you were a shareholder of record as of the close of business on March 19, 2007.
Annual Report:	A copy of our 2006 Annual Report is enclosed.
Date of Mailing:	This notice, the proxy statement and the form of proxy are first being mailed to shareholders on or about April 6, 2007.

By Order of the Board of Directors

Christian L. Campbell
Secretary

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Shareholders also have the option of voting electronically through the internet or by telephone. Please read the accompanying proxy statement and the voting instructions printed on your proxy card for details about electronic voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is exercised.

i

YUM! BRANDS, INC.

1441 Gardiner Lane

Louisville, Kentucky 40213

PROXY STATEMENT

For Annual Meeting of Shareholders To Be Held On

May 17, 2007

The Board of Directors (the “Board of Directors” or the “Board”) of YUM! Brands, Inc., a North Carolina corporation (“YUM” or the “Company”), solicits the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m. (Eastern Daylight Savings Time), on Thursday, May 17, 2007, in the YUM! Conference Center, at 1900 Colonel Sanders Lane, Louisville, Kentucky. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors and most highly paid executive officers.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will vote on several important Company matters. In addition, our management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from shareholders.

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. As a shareholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this proxy statement.

Who may attend the annual meeting?

All shareholders of record as of March 19, 2007, or their duly appointed proxies, may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. The admission ticket attached to the enclosed proxy card is required for admission to the meeting.

Please note that if you hold shares in a “street name” (that is, in a brokerage account or through a bank or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of March 19, 2007, and check in at the registration desk at the meeting.

What am I voting on?

You will be voting on the following eight items of business at the annual meeting:

•       The election of eleven (11) directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

•       The ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 29, 2007;

•       The consideration of a shareholder proposal relating to the MacBride Principles;

•       The consideration of a shareholder proposal relating to an Advisory Shareholder Vote to Ratify Executive Compensation;

•       The consideration of a shareholder proposal relating to a Pay for Superior Performance proposal;

•       The consideration of a shareholder proposal relating to a Future Severance Agreements proposal;

•       The consideration of a shareholder proposal relating to Sustainable Fish;

•       The consideration of a shareholder proposal relating to a Proposal Regarding Animal Welfare;

We will also consider other business that properly comes before the meeting.

Who may vote?

You may vote if you owned YUM common stock as of the close of business on the record date, March 19, 2007. Each share of YUM common stock is entitled to one vote. As of March 19, 2007, YUM had 262,578,647 shares of common stock outstanding.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees named in this proxy statement for election to the Board, “FOR” the ratification of the selection of KPMG LLP as our independent auditors and “AGAINST” the shareholder proposals.

How do I vote before the meeting?

You have three voting options:

•       Through the Internet, which we encourage if you have Internet access, at the address shown below;

•       By telephone through the toll-free number shown below; or

•       By mail by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement.

Please note that if you elect to vote through the Internet or by telephone, do not mail back your proxy card. Also, if you hold your shares in the name of a bank or broker, your ability to vote by telephone or the Internet depends on their voting processes. Please follow the directions on your proxy card carefully.

If you choose to vote through the Internet, you will be responsible for any costs associated with electronic access, such as usage charges from internet service providers and telephone companies.

If you are a participant in the Direct Stock Purchase Plan, shares of YUM common stock held in your account may be voted by returning the proxy card. The administrator of this program, as the shareholder of record, may only vote the shares for which it has received directions to vote from participants.

If you are a participant in the YUM! Brands 401(k) Plan (“401(k) Plan”), you may use the proxy card to direct the trustee of the 401(k) Plan to vote shares of YUM common stock you beneficially own under the 401(k) Plan. In accordance with the 401(k) Plan terms, if your proxy card for 401(k) Plan shares is not returned, those shares will not be voted.

For Shares Registered Directly in the Name of the Shareholder.   Shareholders with shares registered directly in their name in the Company’s stock records maintained by our transfer agent, American Stock Transfer and Trust Company, may vote their shares:

•       by submitting their proxy through the internet at the following Web address: www.proxyvote.com;

•       by making a toll-free telephone call from the U.S. or Canada to 1(800) 690-6903 (if you have any questions about how to vote over the phone, call 1(888) 298-6986); or

•       by mailing their signed proxy card.

Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Proxies submitted through the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 16, 2007.

For Shares Registered in the Name of a Brokerage Firm or Bank.   Shareholders who hold shares in street name may vote by mail by completing, signing and returning the voting instruction form provided by their brokerage firms, banks or other nominees. In addition to voting by mail, a number of brokerage firms and banks are participating in a program provided through ADP that offers telephone and Internet voting options (as well as the option to receive future shareholder communications including proxy materials through the Internet and not through the mail). If your shares are held in an account with a brokerage firm or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting instruction form received from your brokerage firm or bank, or through the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com). Votes submitted through the Internet or by telephone through the ADP Investor Communication Services program must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 16, 2007.

Can I vote at the meeting?

Shares registered directly in your name as the shareholder of record may be voted in person at the annual meeting. Shares held in street name may be voted in person only if you obtain a legal proxy from the broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may still vote your shares in person at the meeting even if you have previously voted by proxy.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may do this by:

•       signing another proxy card with a later date and returning it to us prior to the meeting;

•       voting again by telephone or through the Internet prior to 11:59 p.m., Eastern Daylight Savings Time, on May 16, 2007;

•       giving written notice to the Secretary of the Company; or

•       voting again at the meeting.

Your attendance at the meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy.

Who will count the votes?

Representatives of American Stock Transfer and Trust Company will count the votes and will serve as the independent inspector of election.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board. These recommendations are:

•       FOR the election of the eleven 11 nominees for directors named in this proxy statement;

•       FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year 2007; and

•       AGAINST the shareholder proposals.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer and Trust Company, which may be reached at 1 (888) 439-4986.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and the proposal to ratify the selection of KPMG LLP as our independent auditors for fiscal year 2007 are considered routine matters for which brokerage firms may vote unvoted shares. The other proposals to be voted on at our meeting are not considered “routine” under applicable rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

How can I attend the meeting?

The annual meeting is open to all holders of YUM common stock as of the close of business on March 19, 2007, or their duly appointed proxies. You will need an admission ticket or proof of ownership of YUM’s common stock to enter the meeting. If you are a registered owner, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a YUM shareholder. Admittance to the annual meeting will be based upon availability of seating. All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION CARD OR PROOF THAT YOU OWN YUM COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

May shareholders ask questions?

Yes. Representatives of the Company will answer shareholders’ questions of general interest following the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of the outstanding shares of YUM common stock, as of March 19, 2007, must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

How many votes are needed to elect directors?

The nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality. You may vote “FOR” all of the nominees or you may “WITHHOLD AUTHORITY” to vote for a particular nominee or nominees, or for all nominees. Unless you mark “WITHHOLD AUTHORITY” to vote for a particular nominee or nominees or for all nominees, your proxy will be voted FOR each of the director nominees named in this proxy statement.

Our Corporate Governance Principles, which appear at http://www.yum.com/governance/principles.asp, set forth our procedures if a nominee is elected, but receives a majority of “WITHHOLD” votes. In an uncontested election, any nominee for director who receives a greater number of votes withheld from his or her election than votes for such election is required to tender his or her resignation following certification of the shareholder vote.

The Nominating and Governance Committee is required to make recommendations to the Board with respect to any such letter of resignation. The Board will accept the resignation, absent the Board determining that there is a compelling reason for the director to remain on the Board and public disclosure of that reason. Full details of this Policy are set out in our Corporate Governance Principles and under “Item 1—Election of Directors.”

How many votes are needed to approve the other proposals?

Each of the Company’s proposals and the shareholder proposals will be considered separately. The ratification of the selection of KPMG LLP as our independent auditors and the shareholder proposals must receive the “FOR” vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the meeting. For each of these items, you may vote “FOR”, “AGAINST” OR “ABSTAIN”. Abstentions will be counted as shares present and entitled to vote at the meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposals. Broker non-votes will not be counted as shares present and entitled to vote with respect to the particular matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of any of the matters to be voted on at the meeting.

What if other matters are presented for consideration at the annual meeting?

As of the date of this proxy statement, our management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

GOVERNANCE OF THE COMPANY

The business and affairs of YUM are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. The Board believes that its practices align management and shareholder interests. Highlights of our corporate governance practices are described below.

What is the composition of the Board of Directors and how often are members elected?

Our Board of Directors presently consists of 11 directors whose terms expire at this Annual Meeting.

As discussed in more detail later in this section, the Board has determined that 9 of our 11 continuing directors are independent under the rules of the New York Stock Exchange (“NYSE”).

How often did the Board meet in fiscal 2006?

The Board of Directors met six times during fiscal 2006. Each director attended at least 75% of the meetings of the Board and the committees of which he or she was a member (held during the period he or she served as a director).

What is the Board’s policy regarding director attendance at the Annual Meeting of Shareholders?

The Board of Directors’ policy is that all directors should attend the Annual Meeting. This policy applies to the 2007 Annual Meeting. Prior to 2007, it had been the practice of the Board to hold committee meetings during the Annual Meeting. In 2006, with the exception of David Novak, no directors attended the Company’s 2006 Annual Meeting of Shareholders.

What are the committees of the Board?

The Board of Directors has standing Audit, Compensation, Nominating and Governance and Executive/Finance Committees.

Name of Committee and Members	Functions of the Committee	Number of Meetings in Fiscal 2005
Audit: J. David Grissom, Chair	• Possesses sole authority regarding the selection and retention of independent auditors	9
Bonnie Hill Robert Holland, Jr.	• Reviews and has oversight over the Company’s internal audit function
Kenneth G. Langone Jonathan S. Linen Thomas C. Nelson	• Reviews and approves the cost and scope of audit and non-audit services provided by the independent auditors
• Reviews the independence, qualification and performance of the independent auditors
• Reviews the adequacy of the Company’s internal systems of accounting and financial control
• Reviews the annual audited financial statements and results of the audit with management and the independent auditors
• Reviews the Company’s accounting and financial reporting principles and practices including any significant changes

•   Advises the Board with respect to Company policies and procedures regarding compliance with applicable laws and regulations and the Company’s Worldwide Code of Conduct and Policy on Conflict of Interest

The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE and that Mr. Grissom, the chair of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations. The Board has also determined that Mr. Grissom has accounting and related financial management expertise within the meaning of the listing standards of the NYSE and that each member is financially literate within the meaning of the NYSE listing standards.

Compensation: Robert J. Ulrich, Chair* David W. Dorman Massimo Ferragamo	• Oversees the Company’s executive compensation plans and programs and reviews and recommends changes to these plans and programs	4
Thomas M. Ryan	• Monitors the performance of the chief executive officer and other senior executives in light of corporate goals set by the Committee
	• Reviews and approves the compensation of the chief executive officer and other senior executive officers
	• Reviews management succession planning

The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and non-employee directors within the meaning of Section 16 of the Securities Exchange Act of 1934.

Nominating and Governance: Kenneth G. Langone, Chair	• Identifies and proposes to the Board suitable candidates for Board membership	3
Robert Holland, Jr. Thomas M. Ryan	• Advises the Board on matters of corporate governance
	• Reviews and reassesses from time to time the adequacy of the Company’s Corporate Governance Guidelines
	• Receives comments from all directors and reports annually to the Board with assessment of the Board’s performance
	• Prepares and supervises the Board’s annual review of director independence
The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE.
Executive/Finance: David C. Novak, Chair J. David Grissom Kenneth G. Langone Robert J. Ulrich*	• Exercises all of the powers of the Board in the management of the business and affairs of the Company consistent with applicable law while the Board is not in session	—

*Retired from Board of Directors effective March 15, 2007

How are directors compensated?

Employee Directors.   Employee directors do not receive additional compensation for serving on the Board of Directors.

Non-Employee Directors Annual Compensation.   The annual compensation for each director who is not an employee of YUM is discussed under “Director Compensation” beginning on page 66.

How much YUM stock do the directors own?

Stock ownership information for each director nominee and continuing director is shown in the table on page 35.

How does the Board determine which directors are considered independent?

The Company’s Corporate Governance Principles, adopted by the Board, meet or exceed the listing standards adopted in 2003 by the NYSE. The full text of the Principles can be found on the Company’s Web site (www.yum.com/governance/principles.asp). A copy may also be obtained upon request from the Company’s Corporate Secretary.

Pursuant to the Principles, the Board undertook its annual review of director independence in January 2007. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the rules of the NYSE, with the exception of David Novak and Jackie Trujillo. Mr. Novak is not considered an independent director because of his employment as Chairman, Chief Executive Officer and President of the Company. Mrs. Trujillo is considered a non-independent outside director because the Board determined that, under the NYSE independence standards, Mrs. Trujillo has a material relationship with YUM by virtue of her employment during 2004 as Chairman of Harman Management Corporation (“Harman”), one of YUM’s largest franchisees, and her continued relationship with Harman as Chairman Emeritus. We provide additional information regarding royalties and other amounts paid by Harman Management Corporation to YUM on page 9.

In determining that the other directors did not have a material relationship with the Company, the Board determined that Messrs. Dorman, Grissom, Ferragamo, Holland, Langone, Linen, Nelson and Ryan and Ms. Hill had no other relationship with the Company other than their relationship as director. The Board did note as discussed in the next paragraph that Target Corporation, which employs Mr. Ulrich, had a business relationship with the Company; however, as noted below, the Board determined that this relationship was not material to the director or Target Corporation. Mr. Ulrich was a member of our Board of Directors until his retirement on March 15, 2007.

Robert J. Ulrich is the Chairman and Chief Executive Officer of Target Corporation. YUM received, through its Pizza Hut and Taco Bell affiliates, royalty payments from Target Corporation of approximately $6.8 million in 2006. In addition, the Company paid Target approximately $1.3 million, representing a rebate for attaining certain volume levels in 2006. The Board determined that these payments did not create a material relationship between YUM and Mr. Ulrich or YUM and Target as the payments represent less than 1/10th of 1% of Target’s revenues. The Board determined that this relationship was not material to Mr. Ulrich or Target Corporation.

What are the Company’s policies and procedures with respect to related person transactions?

The Board of Directors has adopted policies and procedures for the review of related person transactions.

Under these policies and procedures, the Nominating and Governance Committee reviews related person transactions in which we are or will be a participant to determine if they are in the best interests of our shareholders and the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a related person had or will have a material interest and that exceed $100,000 are subject to the Committee’s review. Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification of the transaction.

Related persons are directors, director nominees, executive officers, holders of 5% or more of our voting stock and their immediate family members. Immediate family members are spouses, parents, stepparents, children, stepchildren, siblings, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, who resides in the household of a director, director nominee, executive officer or holder of 5% or more of our voting stock.

After its review, the Nominating and Governance Committee may approve or ratify the transaction. The policies and procedures provide that certain transactions are deemed to be pre-approved even if they will exceed $100,000. These transactions include employment of executive officers, director compensation, and transactions with other companies if the aggregate amount does not exceed the greater of $1 million or 2% of that company’s total revenues and the related person is not an executive officer of the other company.

During fiscal 2006, affiliates of Harman Management Corporation (“Harman”), as KFC, Taco Bell, Pizza Hut, Long John Silvers and A&W All American Food franchisees, paid royalties of approximately $16 million and contingent store opening fees of approximately $440,000 to subsidiaries of YUM. The store opening fees are held in escrow and may be returned to Harman if the related new restaurant units are not opened within 18 months of payment and may be returned to the Harman affiliates if the related new restaurant units are not opened. Jackie Trujillo, Chairman Emeritus of the Board of Harman, is a director of YUM. Ms. Trujillo retired from Harman as its Chairman on June 30, 2004. Ms. Trujillo has a direct financial interest in Harman but does not control Harman and does not have any management responsibility at Harman. The Nominating and Governance Committee ratified these transactions with Harman.

Although not a related party transaction, the Nominating and Governance Committee has reviewed, in conjunction with its director independence determination discussed under the preceding question, the Company’s transactions with Target Corporation. Robert Ulrich, a member of our Board of Directors until his retirement on March 15, 2007, is Chairman and Chief Executive Officer of Target. As noted under the independence determination, the Committee determined that Mr. Ulrich did not have a material interest in the transactions.

How does the Board select nominees for the Board?

The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee’s charter provides that it may retain a third-party executive search firm to identify candidates from time to time. Currently, the Committee has not retained a search firm.

The Committee’s assessment of a proposed candidate will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors. The Committee believes that its nominees should reflect a diversity of experience, gender, race, ethnicity and age. The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, it is expected that each committee member will interview the prospective nominee in person or by telephone before the prospective nominee is presented to the full Board for consideration. After completing this evaluation and interview process, the Committee will make a recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board determines the nominee(s) after considering the recommendation and report of the Committee.

Thomas C. Nelson was appointed to our Board of Directors effective January 26, 2006. Mr. Novak, our Chairman and Chief Executive Officer recommended Mr. Nelson to the Nominating and Governance Committee for consideration. Mr. Nelson was elected to the Board by our shareholders along with the other Board members at our 2006 Annual Meeting.

For a shareholder to submit a candidate for consideration by the Nominating and Governance Committee, a shareholder must notify YUM’s Corporate Secretary. To make a director nomination at the 2008 Annual Meeting, a shareholder must notify YUM’s Secretary no later than February 17, 2008. Notices should be sent to: Corporate Secretary, YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213. In either case, the notice must contain the information described on page 72.

How do shareholders communicate with the Board?

Shareholders and other parties interested in communicating directly with individual directors, the non-management directors as a group or the entire Board may do so by writing to the Nominating and Governance Committee, c/o Corporate Secretary, YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213. The Nominating and Governance Committee of the Board has approved a process for handling letters received by the Company and addressed to individual directors, non-management members of the Board or the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to a designated individual member of the Nominating and Governance Committee copies of all such correspondence (except we do not forward commercial correspondence and correspondence duplicative in nature; however, we will retain duplicate correspondence and all duplicate correspondence will be available for directors review upon their request) and a summary of all such correspondence. The designated director of the Nominating and Governance Committee will forward correspondence directed to individual directors as he or she deems appropriate. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Written correspondence from shareholders relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee Chairperson and to the internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters (described below). Correspondence from shareholders relating to Compensation Committee matters are referred to the Chairperson of the Compensation Committee.

What are the Company’s Policies on Reporting of Concerns Regarding Accounting?

The Audit Committee has established policies on reporting concerns regarding accounting and other matters in addition to our policy on communicating with our non-management directors. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of our people, with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to our General Counsel, Christian Campbell. If any person believes that he or she should communicate with our Audit Committee Chair, J. David Grissom, he or she may do so by writing him at c/o YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, KY 40213. In

addition, a person who has such a concern about the conduct of the Company or any of our employees may discuss that concern on a confidential or anonymous basis by contacting The Network at 1 (800) 241-5689. The Network is our designated external contact for these issues and is authorized to contact the appropriate members of management and/or the Board of Directors with respect to all concerns it receives. The full text of our Policy on Reporting of Concerns Regarding Accounting and Other Matters is available on our Web site at www.yum.com/governance/complaint.asp.

What are the Company’s Governance Policies and Ethical Guidelines?

•       Board Committee Charters. The Audit, Compensation and Nominating and Governance Committees of the YUM Board of Directors operate pursuant to written charters. These charters were approved by the Board of Directors and reflect certain best practices in corporate governance, as well as comply with the Sarbanes-Oxley Act of 2002 and the rules issued thereunder, including the requirements of the NYSE. Each charter is available on the Company’s Web site at www.yum.com/governance and is available in print to any shareholder who requests it.

•       Corporate Governance Principles. The Board of Directors has documented its corporate governance guidelines in the YUM! Brands, Inc. Corporate Governance Principles, which were first adopted in November of 2001. These guidelines are available on the Company’s Web site at www.yum.com/governance.

•       Code of Ethics. YUM’s Worldwide Code of Conduct was adopted in 1997 when the Company was formed to emphasize the Company’s commitment to the highest standards of business conduct. The Code of Conduct also sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Conduct applies to the Board of Directors and the principal executive officer, the principal financial officer and the principal accounting officer, as well as all employees of the Company. Our directors and the senior most employees in the Company are required to regularly complete a conflicts of interest questionnaire and certify in writing that they have read and understand the Code of Conduct. The Code of Conduct is available on the Company’s Web site at www.yum.com/governance. The Company intends to post amendments to or waivers from its Code (to the extent applicable to the Board of Directors or executive officers) on this Web site.

In addition, YUM has established a Supplier Code of Conduct that requires our U.S. suppliers to abide by all applicable laws, codes and regulations and states YUM’s expectation that suppliers will conform their practices to published standards for their industry. Our Supplier Code of Conduct is described on the Company’s Web site at www.yum.com/responsibility/suppliercode.asp.

What other Significant Board Practices does the Company have?

•       Private Executive Sessions. Our non-management directors meet at regularly scheduled executive sessions on a bi-monthly basis. These executive sessions are attended only by the non-management directors and in 2006 were presided over by Kenneth G. Langone. The presiding director for these meetings will be the Chairperson of each of the Audit, Compensation and Nominating and Governance Committees, who will rotate as presiding director at each executive session on a calendar year basis.

•       Advance Materials. Information and data important to the directors’ understanding of the business or matters to be considered at a Board or Board Committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting to allow careful review prior to the meeting.

•       Board and Committees’ Evaluations. The Board has an annual self-evaluation process that is led by the Nominating and Governance Committee. This assessment focuses on the Board’s contribution to the Company and emphasizes those areas in which the Board believes a better contribution could be made. In addition, the Audit, Compensation and Nominating and Governance Committees also each conduct similar annual self-evaluations.

What access do the Board and Board committees have to Management and to Outside Advisors?

•       Access to Management and Employees. Directors have full and unrestricted access to the management and employees of the Company. Additionally, key members of management attend Board meetings to present information about the results, plans and operations of the business within their areas of responsibility.

•       Access to Outside Advisors. The Board and its committees may retain counsel or consultants without obtaining the approval of any officer of the Company in advance or otherwise. The Audit Committee has the sole authority to retain and terminate the independent auditor. The Nominating and Governance Committee has the sole authority to retain search firms to be used to identify director candidates. The Compensation Committee has the sole authority to retain compensation consultants for advice on executive compensation matters.

Does the Company require stock ownership by directors?

Yes, the Company requires stock ownership by directors. The Board of Directors expects non-management directors to hold a meaningful number of shares of Company common stock and expects non-management directors to retain shares acquired as compensation as a director until at least 12 months following their departure from the Board. YUM directors receive a significant portion of their annual compensation in stock. The Company believes that the increased emphasis on the equity component of director compensation serves to further align the directors with the interests of our shareholders.

Does the Company have stock ownership guidelines for Executives and Senior Management?

The Compensation Committee has adopted formal stock ownership guidelines that set minimum expectations for executive and senior management ownership. These guidelines are discussed on page 48. The Company has maintained an ownership culture among its executive and senior managers since its formation. All executive officers, and substantially all members of senior management, hold stock well in excess of the guidelines.

MATTERS REQUIRING SHAREHOLDER ACTION

ITEM 1: ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Who are this year’s nominees?

The eleven (11) directors nominated by the Nominating and Governance Committee of the Board of Directors for election this year to hold office until the 2008 annual meeting and until their respective successors are elected and qualified are:

David W. Dorman Age 53 Director since 2005 Senior Advisor and Partner to Warburg Pincus LLC

David W. Dorman has been a Senior Advisor and Partner to Warburg Pincus LLC, a global private equity firm since October 2006. He has also been a consultant to AT&T, Inc. (“New AT&T”), a company that provides internet and transaction-based voice and data services, since February 2006. He was President of New AT&T from November 2005 until January 2006. He was Chairman of the Board and Chief Executive Officer of AT&T Corp. (Old AT&T) from November 2002 until November 2006. Prior to this, he was President of Old AT&T from 2000 to 2002 and the Chief Executive Officer of Concert, a former global venture created by Old AT&T and British Telecommunications plc, from 1999 to 2000. Mr. Dorman was Chairman, President and Chief Executive Officer of PointCast Incorporated from 1997 to 1999. Mr. Dorman serves on the boards of CVS Corporation, Motorola, Inc., Firethorn Mobile, LLC, Georgia Tech Foundation and Woodruff Arts Center.

Massimo Ferragamo Age 49 Director since 1997 Chairman, Ferragamo USA, Inc.

Massimo Ferragamo is Chairman of Ferragamo USA, Inc., a subsidiary of Salvatore Ferragamo Italia, which controls sales and distribution of Ferragamo products in North America. Mr. Ferragamo has held this position since 1985. Mr. Ferragamo is also a director of Birks & Mayors, Inc.

J. David Grissom Age 68 Director since January 2003 Chairman, Mayfair Capital

J. David Grissom is Chairman of Mayfair Capital, Inc., a private investment firm formed by Mr. Grissom in 1989. In addition, Mr. Grissom has been Chairman of The Glenview Trust Company, a private trust and investment management company, since 2001. He is also a director of Churchill Downs Incorporated.

Bonnie G. Hill Age 65 Director since March 2003 President, B. Hill Enterprises LLC

Bonnie G. Hill is President of B. Hill Enterprises LLC, a consulting company. She has held this position since July 2001. She is also co-founder of Icon Blue, Inc., a brand operating company, and has been its Chief Operating Officer since July 2001. She served as President and Chief Executive Officer of Times Mirror Foundation, a charitable foundation affiliated with the Tribune Company from 1997 to 2001 and Senior Vice President, Communications and Public Affairs, of the Los Angeles Times from 1998 to 2001. From 1992 to 1996, she served as Dean of the McIntire School of Commerce at the University of Virginia. Ms. Hill currently serves as a director of AK Steel Holding Corporation, Hershey Foods Corporation, The Home Depot, Inc., and California Water Service Group. She also serves on the boards of many charitable organizations, including the NASD Investor Education Foundation.

Robert Holland, Jr. Age 66 Director since 1997 Member, Cordova, Smart & Williams, LLC

Robert Holland, Jr. has been a member of Cordova, Smart and Williams, LLC an investment fund manager, and a limited partner of Williams Capital Partners Advisors, LP, a private equity investment firm, since 2005. He has also maintained a consulting practice for strategic development assistance to senior management of Fortune 500 companies since 2001. He was Chief Executive Officer of WorkPlace Integrators, Michigan’s largest Steelcase office furniture dealer, from 1997 until 2001. From 1995 to 1996, he was President and Chief Executive Officer of Ben & Jerry’s Homemade, Inc. Mr. Holland is also a director of Carver Federal Bank, Lexmark International, Inc. and Neptune Orient Lines Limited.

Kenneth G. Langone Age 71 Director since 1997 Founder, Chairman, Chief Executive Officer and President, Invemed Associates, LLC

Kenneth G. Langone is the founder, and since 1974, has been Chairman of the Board, Chief Executive Officer and President, of Invemed Associates, LLC, a New York Stock Exchange firm engaged in investment banking and brokerage. He is a founder of Home Depot, Inc. and has been a director since 1978. He is also a director of ChoicePoint, Inc., and Unifi, Inc.

Jonathan S. Linen Age 63 Director since 2005 Advisor to the Chairman of American Express

Jonathan S. Linen has been an advisor to the Chairman of American Express Company, a diversified worldwide travel and financial services company, since January 2006. From August 1993 until December 2005, he served as Vice Chairman of American Express Company. From 1992 to 1993, Mr. Linen served as President and Chief Operating Officer of American Express Travel Related Services Company, Inc. From 1989 to 1992, Mr. Linen served as President and Chief Executive Officer of Shearson Lehman Brothers. Mr. Linen is also a director of Bausch & Lomb and The Intercontinental Hotels Group.

Thomas C. Nelson Age: 44 Appointed effective January 26, 2006 Chairman, Chief Executive Officer and President, National Gypsum Company

Thomas C. Nelson has served as the President and Chief Executive Officer of National Gypsum Company, a building products manufacturer, since 1999 and was elected Chairman of the Board in January 2005. From 1995 to 1999, Mr. Nelson served as the Vice Chairman and Chief Financial Officer of National Gypsum Company. He is also a General Partner of Wakefield Group, a North Carolina based venture capital firm. Mr. Nelson previously worked for Morgan Stanley & Co. and in the United States Defense Department as Assistant to the Secretary and White House Fellow. He also serves as a director of Belk, Inc.

David C. Novak Age 54 Director since 1997 Chairman, Chief Executive Officer and President, YUM

David C. Novak became Chairman of the Board on January 1, 2001, and Chief Executive Officer of YUM on January 1, 2000. He also serves as President of YUM, a position he has held since October 21, 1997. Mr. Novak previously served as Group President and Chief Executive Officer, KFC and Pizza Hut from August 1996 to July 1997, at which time he became acting Vice Chairman of YUM. He is a director of J.P. Morgan Chase.

Thomas M. Ryan Age 54 Director since 2002 Chairman, Chief Executive Officer and President, CVS Corporation and CVS Pharmacy, Inc.

Thomas M. Ryan is Chairman, Chief Executive Officer and President of CVS Corporation, an operator of retail pharmacies. He became Chairman of CVS in April 1999 and Chief Executive Officer and President in May 1998. From 1994 to present, Mr. Ryan also served as Chief Executive Officer and President of CVS Pharmacy, Inc. Mr. Ryan is a director of Bank of America.

Jackie Trujillo Age 71 Director since 1997 Chairman Emeritus, Harman Management Corporation

Jackie Trujillo has been Chairman Emeritus of the Board of Harman Management Corporation (“Harman”), one of KFC’s largest franchisees, since July 2004. From 1995 to 2004, she was Chairman of the Board of Harman.

If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2008 annual meeting of shareholders and until their respective successors have been elected and qualified. Based on the recommendation of the Nominating and Governance Committee, all of the aforementioned nominees are standing for reelection.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE FOR THE ELECTION OF THESE NOMINEES

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies will be voted for a substitute nominated by the Board of Directors.

What vote is required to elect directors?

A plurality of the votes cast at the annual meeting is required for the election of directors. This means that the 11 nominees receiving the highest number of votes cast at the meeting will be elected.

However, under our Corporate Governance Principles, in an uncontested election, any nominee for Director who receives a greater number of votes withheld from his or her election than votes for such election (a “Majority Withheld Vote”) is required to tender his or her resignation following certification of the shareholder vote.

The Nominating and Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

The Board will accept the resignation, absent the Board determining that there is a compelling reason for the director to remain on the Board and public disclosure of that reason.

ITEM 2: RATIFICATION OF INDEPENDENT AUDITORS
(Item 2 on the Proxy Card)

What am I voting on?

A proposal to ratify the selection of KPMG LLP (“KPMG”) as our independent auditors for fiscal year 2007. The Audit Committee of the Board of Directors has selected KPMG to audit our consolidated financial statements. During fiscal 2006, KPMG served as our independent auditors and also provided other audit-related and non-audit services.

Will a representative of KPMG be present at the meeting?

Representatives of KPMG will be present at the annual meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the selection of KPMG is not ratified, the Audit Committee will reconsider the selection of independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR APPROVAL OF THIS PROPOSAL

What fees did we pay to KPMG for audit and other services for fiscal years 2006 and 2005?

The following table presents fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements for 2006 and 2005, and fees billed for audit-related services, tax services and all other services rendered by KPMG for 2006 and 2005.

	2006	2005
Audit fees(1)	$5,400,000	$6,100,000
Audit-related fees(2)	400,000	200,000
Audit and audit-related fees	5,800,000	6,300,000
Tax fees(3)	1,100,000	1,500,000
All other fees	—	—
Total fees	$6,900,000	$7,800,000

(1)          Audit fees for 2006 and 2005 include fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in the Company’s quarterly reports, audits of management’s assessment of, and the effective operation of, internal controls over financial reporting and statutory audits.

(2)          Audit-related fees for 2006 and 2005 consisted principally of fees for audits of financial statements of certain employee benefit plans and other attestations. 2006 fees included incremental attestation work relating to a Company bond offering.

(3)          Tax fees for 2006 and 2005 consisted principally of fees for international tax compliance and expatriate tax services.

What is the Company’s policy regarding the approval of audit and non-audit services?

The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services, including tax services, proposed to be provided to the Company by its independent auditors. Under the policy, the Audit Committee may approve engagements on a case-by-case basis or pre-approve engagements pursuant to the Audit Committee’s pre-approval policy. The Audit Committee may delegate pre-approval authority to one of its independent members, and has currently delegated pre-approval authority up to a certain amount to its Chairperson.

Pre-approvals for services are generally granted at the March Audit Committee meeting each year. In considering pre-approvals, the Audit Committee reviews a description of the scope of services falling within pre-designated services and imposes specific budgetary guidelines.  Pre-approvals of designated services are generally effective for the succeeding 12 months.

Any incremental audit or permitted non-audit services which are expected to exceed the relevant budgetary guideline must be pre-approved. Pre-approval of any individual engagement may be granted not more than one year before commencement of the relevant service unless the Audit Committee approves a longer period.

The Corporate Controller monitors services provided by the independent auditors and overall compliance with the pre-approval policy. The Corporate Controller reports periodically to the Audit Committee about the status of outstanding engagements, including actual services provided and associated fees, and must promptly report any non-compliance with the pre-approval policy to the Chairperson of the Audit Committee.

The complete policy is available on the Company’s Web site at http://www.yum.com/governance/media/gov_auditpolicy.pdf

ITEM 3: SHAREHOLDER PROPOSAL
Relating to the MacBride Principles
(Item 3 on the Proxy Card)

What am I voting on?

The Minnesota Board of Investment and the Comptroller of the City of New York on behalf of the several funds it is trustee have advised us that they intend to present the following shareholder proposal at the annual meeting. We will furnish the addresses and the share ownership of the proponent upon request.

WHEREAS, YUM Brands, Inc., has a subsidiary in Northern Ireland;

WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote a means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland was cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1.     Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2.     Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3.     The banning of provocative religious or political emblems from the workplace.

4.     All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5.     Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

6.     The abolition of job reservations, apprenticeship restrictions and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7.     The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8.     The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9.     The appointment of a senior management staff member to oversee the company’s affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED, Shareholders request the Board of Directors to:

1.     Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

SUPPORTING STATEMENT

—We believe that our company benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

—Implementation of the MacBride Principles by YUM Brands, Inc. will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL

What is the Company’s position regarding the MacBride Principles?

The Company supports efforts to eliminate employee discrimination and differences in compensation rates in the workplace between the Catholic and Protestant communities in Northern Ireland. Northern Ireland has adopted a series of legislative measures to address these issues, culminating in the Fair Employment & Treatment (NI) Order 1998. These legislative measures are wide-ranging and specifically designed to deter discrimination and provide remedies for those affected by discrimination.

This legislation applies to all employers in Northern Ireland, including our franchise business. The MacBride Principles, which date from the mid-1980’s, precede this legislation and are no longer appropriate as a result of the legislation.

The enforcement of the Fair Employment & Treatment (NI) Order 1998 is handled by the Equality Commission, a non-departmental government agency with extensive powers and resources. All remedies and complaints under that Order are handled by the Fair Employment Tribunal, an independent judicial tribunal with extensive powers to provide remedies to those affected by discrimination.

Why does the Company oppose this proposal?

All 35 KFC and 14 Pizza Hut stores in Northern Ireland are owned and operated by franchisees; there are no Company-owned KFC or Pizza Hut restaurants operating in Northern Ireland and the Company does not have a subsidiary in Northern Ireland. Under its franchise agreements with KFC and Pizza Hut, the franchisees are required to comply with all applicable laws, regulations, rules, by-laws, orders and ordinances in the operation of its business, which would include the Fair Employment & Treatment (NI) Order 1998. As a result, the franchisees are required to implement fair and equal employment practices in accordance with this Order.

For the above reasons, the Company continues to believe that it is not necessary or appropriate for the Company to seek to have its franchisees adopt the additional and overlapping obligations of the MacBride Principles. Furthermore, under the terms of the franchise agreement, the Company cannot require the franchisees to adopt these principles since they have no legal effect in Northern Ireland.

This proposal was submitted at our last Annual Meeting. We opposed the proposal last year, and shareholders overwhelmingly rejected the proposal.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 4: SHAREHOLDER PROPOSAL
Relating to an Advisory Shareholder Vote to Ratify Executive Compensation
(Item 4 on the Proxy Card)

What am I voting on?

The Home Missioners of America has advised us that they intend to present the following shareholder proposal at the annual meeting. We will furnish the addresses and the share ownership of the proponent upon request.

RESOLVED, that shareholders of YUM! Brands Inc. urge the board of directors to adopt a policy that company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by YUM! Brands Inc.’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. Media and government focus on back dating of stock options has increased investor concern. This proposed reform can help rebuild investor confidence.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation at YUM! Brands, Inc. by establishing an annual referendum process. The results of such a vote would, we think, provide the board and management with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, is in shareholders’ best interests.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL

What is the Company’s position regarding this proposal?

This Proposal seeks to solicit a non-binding vote from shareholders regarding the compensation provided to the executives named in the Company’s Summary Compensation Table (the “named executive officers”). For the reasons explained below, the Directors believe that adopting the Proposal is unnecessary and not in the best interest of the Company and its shareholders.

Why does the Company oppose this proposal?

Our Compensation Committee of the Board is responsible for establishing and maintaining a competitive and fair compensation policy that attracts, motivates, rewards and retains the talented employees necessary to execute the Company’s strategies and achieve its goals. To this end, the Compensation Committee, which is comprised entirely of independent Directors, is specifically charged with setting compensation for the Company’s most senior leaders.

The proponent recommends that shareholders be asked to ratify compensation paid to the Company’s named executive officers and the narrative disclosure of material factors necessary to an understanding of the Summary Compensation Table. The Compensation Discussion and Analysis and the Summary Compensation Table begin at page 50 of this proxy statement and describe in detail the philosophy and principles under which compensation is paid to the Company’s named executive officers. This comprehensive disclosure, which covers 13 pages, is a direct result of newly expanded disclosure requirements mandated by the Securities and Exchange Commission. The Board believes that the new Compensation Discussion and Analysis and Summary Compensation Table provide the information requested by the proponent.

While the Board believes that the Compensation Committee is in the best position to determine executive compensation levels, the Board appreciates that shareholders are a crucial stakeholder whose views must be heard and valued. Shareholders who wish to express their opinions on the Company’s executive compensation strategy, or any other matter of interest to the Company, are therefore encouraged to do so by writing a member of the Board, including any member of the Compensation Committee, as described at page 10 regarding “How do shareholders communicate with the Board?”  The Board believes that this approach facilitates a sharing of shareholder views and is ultimately more meaningful and useful to the Board than a non-binding advisory vote.

Even if the Proposal were adopted, the results of the requested advisory vote cannot be expected to provide the Company with meaningful insights into the specific shareholder concerns that the Compensation committee could address when considering YUM’s programs. Rather than simplify communications with the Board, the Board believes that the proposal would create confusion as to how the Board, the Compensation Committee, and YUM should interpret the results of the non-binding referendum. The lack of clarity as to the meaning of the vote results would eliminate any benefits the proposal seeks to employ. Shareholders vote “for” or “against” matters for many different reasons and the Board and the Compensation Committee would be left attempting to interpret the results under the proposed referendum. For example, if stockholders vote in favor of the executive compensation, the

Compensation Committee is not able to determine if the vote signifies approval of YUM’s overall practices or if the vote merely signifies approval of a particular individual’s compensation or a particular component of the total compensation. Conversely, if stockholders voted against the executive compensation, the Compensation Committee does not have clarity with what aspect of executive compensation stockholders did not agree. Instead of encouraging stockholders to take advantage of YUM’s current direct communication policy, the proposal advocates substituting a narrower, more confusing and less effective mechanism. If shareholders do not ratify compensation decisions, the Company will understand that shareholders are dissatisfied. However, the source of shareholder dissatisfaction will not necessarily be clear, much less what actions should be taken to address them.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL

What vote is required to approve this proposal?

Approval of this requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 5: SHAREHOLDER PROPOSAL
Relating to a Pay for Superior Performance Proposal
(Item 5 on the Proxy Card)

What am I voting on?

United Brotherhood of Carpenters Pension Fund has advised us that they intend to present the following shareholder proposal at the annual meeting. We will furnish the addresses and the share ownership of the proponent upon request.

Resolved: That the shareholders of YUM! Brands, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.                The annual incentive or bonus component of the Plan should utilize defined financial performance criteria benchmarked against a disclosed peer group of companies, and provide that an annual bonus should be awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.                The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.                Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement

We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL

What is the Company’s position on establishing a pay- for- superior performance standard?

Our Compensation Committee oversees our Company’s compensation programs. The Compensation Committee, which is made up of independent directors, strongly supports the concept of performance-based executive compensation. Our compensation programs are designed to tie a significant portion of senior executives’ compensation to achievement of challenging performance goals. The Compensation Committee requires flexibility to design senior executive compensation based on a number of different measures, incentives and objectives, including operational and strategic objectives. Superior performance is multifaceted and should not be limited to financial or stock price performance criteria benchmarked against peer group performance, as requested by this proposal.

In this regard, our Company believes that linking performance goals to its planning and compensation process, as opposed to the financial performance of peers, is the best way to execute on our business strategy to maximize shareholder value. Since at any point in time peer companies can be in different circumstances from the Company or seeking to implement different strategies, linking incentives only to a comparison against peer performance on various measures could have unintended and unwanted consequences. For example, at a time when one or more large peer companies are facing challenges unique to them, the Company might outperform its peers yet not deliver on its own targets for growth and profitability. The Compensation Committee would not want to reward senior executives under such circumstances and believes that the better course is for the Company, under the oversight of the Board, to set the right business goals for itself, and then to align senior executive compensation with performance against those goals.

A detailed analysis of the philosophy, objectives and performance measures of the Company’s compensation program may be found under the “Compensation Discussion and Analysis” in this proxy statement on page 37. The objective of our executive compensation programs are to attract, motivate, reward, retain and engage the key talent necessary to enable our Company to be successful in the highly competitive market for talent. The Compensation Committee believes that retaining exceptional executives and incentivizing these individuals to achieve YUM’s financial, operational and strategic objectives are important goals of YUM’s executive compensation program. To achieve these goals, the Compensation Committee utilizes a variety of tools in our compensation program.

The annual incentive portion of the Company’s compensation program is based on the achievement of financial objectives, other corporate objectives, as well as the achievement of individual performance objectives. The financial performance criteria are established during the compensation planning period during which there is due process in ensuring that the criteria are reviewed with the Compensation Committee and approved by the Compensation Committee, and that the goals are in concert with the unique strategic issues facing the Company. These goals are designed to challenge executives to achieve certain Company-wide, business unit or individual goals. Bonus opportunities in 2006 were designed to reward superior performance by providing for upside for exceeding the goal, with no payment unless a threshold percentage of the goal was achieved. We believe this aligns our executive officers’ interests with YUM’s interests, and motivates our executive officers to meet their goals and ensure that YUM meets its financial, operational and strategic objectives.

It is the Company’s strategy for long-term incentive compensation to emphasize performance based awards. Our long-term incentive strategy since our spin-off from PepsiCo in 1997 has been based primarily on stock options, stock appreciations rights and stock ownership. In addition, to help achieve the Company’s stock ownership guidelines which asks senior executives to own YUM stock equal in value to 2 to 3 times their salary, executives may defer their annual incentive (a performance based award) into phantom Company Stock at a 25% discount (but subject to a two year risk of forfeiture in case of voluntary termination of employment—this is discussed in more detail beginning on page 61.)  We believe this long term incentive mix drives an ownership mentality that is inherently performance based, ensuring alignment of our executives with shareholders and long term Company performance to help achieve sustainable growth. Of course, the Compensation Committee needs to reserve the right to make alterations to the strategy as appropriate; however, the Committee has not found it necessary to do so over nine years with respect to the long term strategy of aligning executives with shareholders through stock options and stock appreciation rights.

Why does the Company oppose this proposal?

The Compensation Committee devotes substantial time and attention throughout the year to executive compensation matters, including periodic reviews with an independent third party consultant, to align compensation with shareholder interests and to further corporate goals and strategy. For this reason, the independent directors need discretion to be able to perform this role effectively. This proposal would put an undue constraint on the independent directors’ ability to exercise judgment and would place your Company at a serious competitive disadvantage.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL

What vote is required to approve this proposal?

Approval of this requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 6: SHAREHOLDER PROPOSAL
Relating to a Future Severance Agreements Proposal
(Item 6 on the Proxy Card)

What am I voting on?

Trowel Trade S&P 500 Index Fund has advised us that they intend to present the following shareholder proposal at the annual meeting. We will furnish the addresses and the share ownership of the proponent upon request.

RESOLVED: that the shareholders of YUM! Brands, Inc. (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

What is the Company’s position regarding a policy requiring shareholders approval of future severance agreements?

As discussed in more detail in the “Compensation Discussion and Analysis” at page 37, our executive compensation program is designed to attract, motivate, reward, retain and engage talented people who can deliver strong performance and help the Company to achieve our business objectives, thereby maximizing shareholder value.

The Compensation Committee of the Board of Directors, composed exclusively of independent Directors, oversees executive compensation arrangements, including severance arrangements. We believe that the Compensation Committee should retain discretion in setting the appropriate level of benefits in severance arrangements, based on facts and circumstances existing at the time the benefits are determined. Placing an arithmetic ceiling or restriction on what the Company may offer as a severance payment, or to require shareholder approval of the terms of a severance agreement, could significantly limit the

Company’s ability to successfully attract new executives by making it difficult for the Company to provide a new executive with a competitive employment package in a timely manner.

Except for change in control agreements (which only pay severance in case of termination of employment following a change in control of the Company and which are discussed in more detail on page 64), we do not currently have any agreements with employees concerning payments upon termination of employment. The change in control agreements are with 22 employees, including members of executive management. The Compensation Committee believes these agreements allow management to remain focused and objective during a potential change in control, thus allowing them to act decisively to maximize value for all shareholders. These change in control agreements are consistent with the practices of many other large corporations. The Compensation Committee periodically reviews such arrangements (and did so in 2006) and believes such arrangements are reasonable, appropriate and necessary to ensure an appropriate transition in the event of a change in control. The change in control agreements provide for a payment of two times salary plus bonus, except for one change in control agreement, approved for one senior leadership team member as part of his hiring package, which provides a three times salary and bonus benefit.

Your Board of Directors recognizes the need to balance the Company’s desire to attract and retain the most qualified executives with the interests of shareholders in limiting the Company’s compensation costs. In this regard, we believe that we have been good stewards of the Company’s resources. For example, all but one of our executives’ change in control agreements provide a benefit equal to two times base salary and bonus. This is below the threshold recommended by this proposal and below what many other companies provide.

Why does the Company oppose this proposal?

The Compensation Committee, on an ongoing basis, devotes considerable time and effort to compensation issues, including the balance to be struck among various objectives of that program. The Board believes that it is ultimately in the shareholders’ best interests that the responsibility for this ongoing process continue to be vested in the Compensation Committee rather than being preempted and inhibited by a rigid arithmetic limitation, such as that reflected in the proposed resolution. An obligation to limit the value or to obtain shareholder approval of a severance provision would severely inhibit the Company’s ability to recruit and retain talented executives by impeding the Company’s ability to develop and negotiate agreements that address the competitive market, the Company’s needs and the individual nature of these situations.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL

What vote is required to approve this proposal?

Approval of this requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 7: SHAREHOLDER PROPOSAL
Relating to Sustainable Fish
(Item 7 on the Proxy Card)

What am I voting on?

The Sisters of the Blessed Virgin Mary have advised us that they intend to present the following shareholder proposal at the annual meeting. We will furnish the addresses and the share ownership of the proponent upon request.

Whereas:

Our company’s Long John Silver’s, the world’s most popular quick-service Seafood chain, serves finfish as well as shrimp, clams, crab cakes and langostino lobster bites. With more than 1,200 restaurants worldwide, the chain serves nearly four million customers each week.

While our Company’s Web site states that YUM! Brands works to influence the way animals it procures, specifically poultry, are cared for and handled, it does not indicate if there are policies in place to ensure that all our fish and seafood are caught or raised in an environmentally sustainable manner.

Several scientific studies have warned of the destruction of critical ocean habitats, loss of marine bio-diversity and dangerous depletion of global fish stocks.

The latest such study, which analyzed 64 marine ecosystems that provide 83% of the world’s seafood catch, concluded that a “total collapse of all world fisheries” could happen by 2048 “unless we fundamentally change” the way we manage marine resources. (Science 11/2/06)

Since 1950, industrial fishing fleets have emptied the seas of 90% of all large predators such as tuna, marlin, swordfish, cod, halibut, and flounders “not just in some areas, not just for some stocks, but for entire communities of these large fish species from the tropics to the poles.”  (Science 5/15/03)

Bottom trawling, the practice of dragging nets along the Sea floor to catch large volumes of fish, not only destroys habitats, it endangers marine mammals, sea turtles, birds and non-commercial fish that are also captured. This destructive practice wreaks havoc on marine ecosystems and disrupts the food webs on which marine life depends.

As wild fish catches have declined, fish farming (aquaculture) has grown exponentially: from 1992 to 2002, global production of farmed finfish and shellfish almost tripled in weight (FAO 2003). Commercial farms now produce about 40% of all fish directly consumed by humans worldwide. http:/www.frontiersinecology.org/specialissue/articles/Goldburg.pdf

However, aquaculture raises ecological concerns. Most farmed fish are carnivores that essentially are fed wild fish. Two to five pounds of wild prey fish are required to create one pound of farmed sa1mon and nearly 15% of the global seafood catch is converted into fishmeal to feed farmed fish annually. Fishmeal can concentrate lead, mercury, cadmium and toxins, like PCBs, that bio-accumulate in fish and humans.

Resolved: Shareholders request that the Board of Directors report to shareholders by September 2007 on our company’s policies and procurement practices to ensure that all our fish and seafood are caught and/or raised in a manner that is certified to be environmentally sound and sustainable.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL

What is the Company’s position regarding the sustainability proposal?

YUM is fully committed to ensuring that all of our facilities, whether in the U.S. or any other country, are operated legally, ethically and responsibly and in a manner that benefits the communities in which they are located. Our Worldwide Code of Conduct, summarized on our Web site, under the “Safety and Environmental Protection” section, guides our activities around the world. It commits us to act as an environmentally responsible corporate citizen, to provide a safe and healthy work environment, and to seek methods that are both socially responsible and economically sound.

Our suppliers are required to abide by strict standards, including not violating marine laws and laws pertaining to catching fish in a sustainable manner. Repeated violations of such laws, without correction, will result in termination of the supplier’s approval.

With respect to catching fish in a sustainable fashion, we believe that given the environmental and food safety issues involved, the goal of sustainability is best pursued through the active enforcement of existing governmental laws and regulations. Long John Silver’s (“LJS”) is committed to continuing to buy only seafood that is harvested and produced in compliance with all national laws and regulations, regardless of where harvested. It is clearly in LJS’s business interests to source seafood from resources that are managed to produce sustained, predictable quantities of safe and wholesome seafood, regardless of whether that seafood is wild-caught or produced in aquaculture operations. LJS is proud of its sourcing record, and works with responsible sourcing partners around the world. For example, all of the fish currently used in LJS battered and baked fish is sourced from fisheries under the jurisdiction of the North Pacific Fishery Management Council, which is one of the world leaders in progressive fishery management practices. LJS has sourced the vast majority of its fish products from these fisheries since 1992.

Third party certification of seafood resources is a new tool that some retailers have adopted to provide consumers with additional assurances that the seafood they sell is managed in a “sustainable” manner. Retailers have chosen this course of action largely for two reasons. First, serious problems have arisen in high seas fisheries or in fisheries that cross multiple national jurisdictions where individual national regulation of fisheries fails. This has led to over-fishing and resource depletion. Second, most retailers do not have dedicated seafood experts on staff as seafood is only one of many protein items sold in their establishments. Rather than hire that expertise themselves, they have chosen to outsource the responsibility of approving seafood resources to third parties. Neither of those reasons to outsource this responsibility applies to LJS. First, none of the products purchased by LJS is sourced from either the high seas or transboundary fisheries where there is no individual nation responsible for managing the fish stocks.  Second, Unified Foodservice Purchasing Cooperative, LLC, which administers the purchasing program for the LJS system, has sourcing experts with a collective 71 years in the seafood industry, including past experience working for the North Pacific Fishery Management Council. The UFPC’s mission is to provide an “ensured supply” of seafood products for LJS. UFPC cannot accomplish that mission without sourcing from sustainable fisheries.

LJS’s own sourcing program makes requiring outsourced certification an unnecessary, restrictive and potentially expensive process that provides no real benefit to the entity, its shareholders or LJS customers.

Why does the Company oppose this proposal?

We work hard to be a good corporate citizen and promote social, environmental and economic issues. We have been, and will continue to be, committed to upholding and abiding by all laws and regulations that govern our operations, wherever we operate. We are equally committed to ensuring that our suppliers abide by all laws and regulations and established industry practice that govern their business, wherever they operate, and we have developed the resources, through the purchasing cooperative of which we are a member, to independently evaluate supplier conduct. If it is brought to our attention that any supplier of YUM is in repeated violation of any employment law or regulation governing their business, and corrective action is not taken, we would terminate our approval of this supplier. Moreover, we will continue our commitment to protecting the environment, and enhancing the quality of life in the communities in which we operate.

We believe that creating the report required by the proposal would not be productive because LJS’s own business interests require that its seafood be sourced from sustainable resources and it has available to it the expertise to make those determinations internally. LJS does not believe it should abdicate that responsibility to an outsourced entity. Further, sustainability is a goal that is better pursued by the active enforcement of existing governmental regulations. We believe, therefore, that the proposed sustainability report and review is unnecessary and would not result in any additional benefit to our shareholders or employees. The proposed report would be costly and time-intensive, and is duplicative of many of our existing policies, initiatives and efforts.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

ITEM 8: SHAREHOLDER PROPOSAL
Relating to a Proposal Regarding Animal Welfare
(Item 8 on the Proxy Card)

What am I voting on?

People for the Ethical Treatment of Animals has advised us that they intend to present the following shareholder proposal at the Annual Meeting. We will furnish the address and share ownership of the proponent upon request.

RESOLVED: that shareholders request that the board of directors issue a report to shareholders on the feasibility of KFC requiring that all chickens it purchases in the United States be raised and killed according to the recommendations made by former members of its own animal welfare council on March 11, 2005. This report should be prepared by October 2007 at a reasonable cost and should omit propriety information.

Supporting Statement

As the following examples illustrate, there is a clear gap between KFC’s animal welfare claims and the way that birds killed for its restaurants are abused:

•       Years after KFC made assurances that its suppliers treat animals humanely, it was documented that workers at a KFC “Supplier of the Year” slaughterhouse were tearing live birds’ heads off, spitting tobacco in their eyes, slamming them against walls, and spray-painting their faces.

•       Every KFC supplier in the United States kills birds by dumping and shackling them while they are still alive, paralyzing them with an electrically charged water bath, slitting their throats while they’re still conscious, and removing their feathers in tanks of scalding-hot water.

•       Birds suffer throughout this process; their wings and legs are broken, workers regularly abuse them, and many are scalded to death (in 2002 alone, the U.S. Department of Agriculture reported that 3.7 million birds were scalded to death).

•       Five members of KFC’s touted animal welfare council have resigned in frustration. One former member, Adele Douglass, told the Chicago Tribune that KFC “never had any meetings” and that she felt that she “was being used.” Another, Dr. Ian Duncan, told the Guelph Mercury that he suspected that “upper management didn’t really think that animal welfare was important.”

PETA would end its campaign, which shareholders can learn more about at www.KentuckyFriedCruelty.com, if KFC adopted the March 11, 2005, recommendations made by its own former animal welfare advisors regarding the breeding, gathering, and slaughtering of birds:

•       Adopting these recommendations would harmonize KFC’s claims with its actions and, according to meat-industry advisors, result in many economic benefits, including improved product quality and shelf life and reduced carcass contamination (which, given recent events regarding bird flu, is an especially important issue to consumers).

•       The longer that KFC refuses to eliminate the very worst abuses that its birds suffer, the more that its brand image will become associated with cruelty to animals. Nearly 12,000 protests have occurred at KFC restaurants worldwide since January 2003, and notable figures like Sir Paul McCartney, The Rev. Al Sharpton, Pamela Anderson, and His Holiness the Dalai Lama have publicly encouraged people to boycott KFC.

YUM! has not shown its shareholders or the public any evidence that it has conducted a meaningful analysis aimed at adopting any or all of the March 11, 2005, recommendations made by former members of KFC’s Animal Welfare Advisory Council. Accordingly, we urge shareholders to support this proposal.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL

What is the Company’s position regarding the review of the Company’s Animal Welfare Standards?

YUM is the owner of restaurant companies and, as such, does not own, raise, or transport animals. However, as a major purchaser of food products, we have the opportunity, and responsibility, to influence the way animals supplied to us are treated. We take that responsibility very seriously, and we are monitoring our suppliers on an ongoing basis to determine whether our suppliers are using humane procedures for caring for and handling animals they supply to us. As a consequence, it is our goal to only deal with suppliers who promise to maintain our standards and share our commitment to animal welfare.

We have a track record of leadership in animal welfare. For example, we have developed the YUM! Brands Animal Welfare Guiding Principles and have expanded the KFC Animal Welfare Advisory Council to provide leadership in the animal welfare area and in our commitment to animal welfare.

To help ensure that our suppliers meet our animal welfare objectives, we adopted the YUM! Brands Animal Welfare Guiding Principles and the KFC Poultry Welfare Guidelines (collectively the Guiding Principles). The Guiding Principles express our goal to deal with suppliers that are committed to the raising, transportation and slaughter of poultry in a manner that is free of cruelty, abuse and neglect.

The Guiding Principles are applicable to all poultry suppliers across the United States (these are the same suppliers that supply poultry to our competitors). We are also looking into how these principles can be applied internationally.

As stated in the Guiding Principles, the Company, together with the KFC Animal Welfare Advisory Council, works with its suppliers to develop systems to monitor and assess the effectiveness of suppliers’ poultry handling practices. Our program, which has been in place for several years, is growing in scope, and we have made significant progress in monitoring and assessing the effectiveness of suppliers’ handling practices. In addition, the KFC Animal Welfare Advisory Council consists of experts in poultry physiology, poultry genetics, animal behavior and veterinarians and also consults with scientific experts such as the American Association of Avian Pathologists to provide additional guidance. To further demonstrate its commitment in this area, KFC put in place and continues to assess an industry leading comprehensive Animal Welfare Plan of Action, which lays out detailed steps for enhancing poultry welfare in a number of important areas, involving farm level audits, use of antibiotics and breeding practices, among others. The Company is working with the Professional Animal Auditor Certification Organization, Inc. (“PAACO”) to further enhance the audit process and includes a PAACO certified auditor on staff. We operate in over 100 countries and territories, and we comply with all national, state and local laws and regulations regarding the handling of poultry in those countries.

Why does the Company oppose the proposal?

Our commitment, leadership and results are well established, and recognized, within the industry. We work hard to be a good corporate citizen and are strong advocates of good animal handling practices. Our policies are designed to help to achieve humane treatment of animals. We have been, and will continue to be, committed to upholding and abiding by the principles we have set. We monitor our suppliers for compliance and have recently expanded our monitoring efforts through plant and farm level audits. More information regarding our animal welfare program can be found on our Web site at www.yum.com/responsibility/animalwelfare.asp or http://www.kfc.com/about/animalwelfare.asp. We believe that the proposed animal welfare report and review is unnecessary and would not result in any additional benefit to our shareholders or employees. In fact, much of what is alleged in the supporting statement to the shareholder proposal is either inaccurate or significantly outdated.

A similar proposal was submitted at our last Annual Meeting. We opposed the proposal last year, and shareholders overwhelmingly rejected the proposal.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

STOCK OWNERSHIP INFORMATION

Who are our largest shareholders?

This table shows ownership information for each YUM shareholder known by our management to be the owner of 5% or more of YUM common stock. This information is presented as of December 31, 2006, and is based on stock ownership reports on Schedule 13G filed by each of these shareholders with the SEC and provided to us.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Southeastern Asset Management, Inc	22,455,062	(1)	8.5%
6410 Poplar Avenue, Suite 900
Memphis, Tennessee 38119
Harris Associates L.P.	17,590,101	(2)	6.6%
Two North LaSalle St. Suite 500
Chicago, Illinois 60602
Marsico Capital Management, LLC	15,294,565	(3)	5.8%
1200 17th Street, Suite 1600
Denver, Colorado 80202

(1)          The filing indicates sole voting power for 9,092,900 shares, shared voting power for 11,927,100 shares, no voting power for 1,435,062 shares, sole dispositive power for 10,513,962 shares, shared dispositive power for 11,927,100 shares and no dispositive power for 14,000 shares.

(2)          The filing indicates sole voting power for no shares, shared voting power for 17,590,101 shares, sole dispositive power for 6,309,101 shares and shared dispositive power for 11,281,000 shares.

(3)          The filing indicates sole voting power of 12,969,317 shares, shared voting power for no shares, sole dispositive power 15,294,565 shares, and shared dispositive power for no shares.

How much YUM common stock is owned by our directors and executive officers?

This table shows the beneficial ownership of YUM common stock as of December 31, 2006 by

•       each of our nominees for election as directors,

•       each of the executive officers named in the Summary Compensation Table on page 50, and

•       all directors and executive officers as a group.

Unless we note otherwise, each of the following persons and their family members has sole voting and investment power with respect to the shares of common stock beneficially owned by him or her. None of the persons in this table hold in excess of one percent of the outstanding YUM common stock, except for Mr. Novak who beneficially owns approximately 1.2%. Directors and executive officers as a group beneficially own approximately 2.9%. Our internal stock ownership guidelines call for the Chairman to own 336,000 shares of YUM common stock or stock equivalents and for other executive officers to own 24,000 shares of YUM common stock or stock equivalents within five years following their appointment to their current position.

The number of shares beneficially owned by each director and executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has either sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

Name	Number of Shares Beneficially Owned(1)		Deferral Plans(2)	Total
David C. Novak	3,130,557	(3)	585,651	3,716,208
David W. Dorman	12,022		0	12,022
Massimo Ferragamo	38,721		21,565	60,286
J. David Grissom	47,078	(4)	1,027	48,105
Bonnie G. Hill	9,853		5,980	15,833
Robert Holland, Jr.	40,185		6,084	46,269
Kenneth G. Langone	323,376	(5)	5,909	329,285
Jonathan Linen	9,722		0	9,722
Thomas C. Nelson	4,855		0	4,855
Thomas M. Ryan	20,072		2,570	22,642
Jackie Trujillo	28,807		3,620	32,427
Richard T. Carucci	336,829		5,142	341,971
Jing-Shyh S. Su	683,864		0	683,864
Emil J. Brolick	364,554		8,012	372,566
Graham D. Allan	500,305	(6)	47,942	548,247
All Directors and Executive Officers as a Group (24 persons)	7,639,304	(3)	794,260	8,433,564

(1)          The amounts shown for Messrs. Novak, Carucci, Su, Brolick and Allan, non-employee directors and the group of all directors and executive officers include beneficial ownership of the following shares that may be acquired within 60 days pursuant to stock options and stock appreciation rights awarded under our employee or director incentive compensation plans:

	Novak	Carucci	Su	Brolick	Allan	Non- Employee Directors	All Directors And Executive Officers as a Group
Shares which may be acquired within 60 days pursuant to stock options and stock appreciation rights	3,089,901	331,535	629,655	361,072	458,225	146,802	6,984,608

(2)          These amounts reflect units denominated as common stock equivalents held in deferred compensation accounts for each of the named persons under our Directors Deferred Compensation Plan or our Executive Income Deferral Program. Amounts payable under these plans to the named executive officers and other executive officers will be paid in shares of YUM common stock at termination of employment or within 60 days if the executive so elected or in the case of a non-employee director, when the non-employee director leaves the Board.

In addition to the amounts reflected in this column, listed below are units denominated as common stock equivalents held in deferred compensation accounts which become payable at a time (a) other than at termination of employment or (b) more than 60 days from the date hereof. Pursuant to the rules of the SEC, these amounts may not be included in the table.

Novak	Carucci	Su	Brolick	Allan	All Directors and Executive Officers as a Group
235,940	27,595	38,493	65,540	35,541	649,567

(3)          These amounts include the following shares held pursuant to YUM’s 401(k) Plan which will be subject to the voting direction of each named person at the annual meeting:

•       Mr. Novak, 14,429 shares

•       all directors and executive officers as a group, 15,183 shares.

(4)          This amount includes 13,000 shares held in IRA accounts and 24,078 shares held in a margin account.

(5)          This amount includes 300,002 shares held in a margin account.

(6)          37,482 of Mr. Allan’s shares are pledged.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of the outstanding shares of YUM common stock to file with the SEC reports of their ownership and changes in their ownership of YUM common stock. Directors, executive officers and greater-than-ten percent shareholders are also required to furnish YUM with copies of all ownership reports they file with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to YUM and representations that no other reports were required, all of our directors and executive officers complied with all Section 16(a) filing requirements during fiscal 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2006 compensation for the officers named in the Summary Compensation Table (the “named executive officers”), which begins at page 50.

Our Compensation Committee

Our Compensation Committee of the Board administers our executive compensation programs. This committee is composed entirely of independent directors. The Compensation Committee operates pursuant to its charter which can be found at www.yum.com/governance/committee.asp. The charter is reviewed annually by the Compensation Committee and was last revised in 2004. The Compensation Committee determines how many times it will meet, which will not be less than three times per year. In 2006, the Compensation Committee met 4 times. The Compensation Committee met once in executive session during 2006. The Compensation Committee sets a calendar for each year and determines agenda items for each meeting, in consultation with the Company’s Chief People Officer.

Pursuant to its charter, our Compensation Committee may retain outside compensation consultants, lawyers or other advisors. The Compensation Committee has retained an independent consultant, Hewitt Associates, Inc., to advise the Compensation Committee on certain compensation matters. For 2006, the Compensation Committee told Hewitt that:

•       they were to act independently of management and at the direction of the Compensation Committee,

•       their ongoing engagement would be determined by the Compensation Committee,

•       they were to keep the Compensation Committee informed of trends and regulatory developments,

•       they were to provide compensation comparisons based on information that is derived from comparable businesses of a similar size to us and assist the committee in its determination of the annual compensation package for our Chief Executive Officer (“CEO”), and

•       they were to provide an analysis of the reasonableness of our executives’ change in control agreements.

Hewitt does not provide any other services to us; however, as described below, we do purchase Hewitt survey data for benchmarking executive and manager compensation.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to attract and retain highly qualified employees through competitive compensation and benefit programs, to reward our employees for personal contributions that grow the business and to maximize shareholder returns through pay programs.

Our philosophy, which the Compensation Committee reviews annually, is to:

•       reward performance versus entitlement,

•       pay our restaurant general managers and executives like owners,

•       design pay programs at all levels that are aligned with employee, customer and shareholder metrics, and

•       emphasize long term incentive compensation.

We target base salary at the 50th percentile for executives in a survey group of companies (in the case of named executive officers, this survey group is described below). Beginning in 2007, in the case of key talent, we target the 75th percentile for base salary. We target annual incentive compensation at the 75th percentile and target long-term incentives at the 50th percentile to emphasize variable pay and sustained performance. Our programs reinforce pay-for-performance principles by aligning the payouts from executive compensation programs with results that are directly linked to our performance. Each executive officer’s annual incentive compensation is dependent upon achievement of company business and financial goals and individual goals. In addition to taking into consideration the competitive market data of the survey group, our Compensation Committee considers our financial performance, the executive officer’s position, level of responsibility, performance, and historical compensation levels.

We determine all elements of compensation annually at the same time, currently in January, in order to take into consideration the relationship between all the elements at the time that determinations are made.

A significant percentage of total compensation is allocated to incentives, which consist of annual incentive compensation and stock appreciation rights, as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviews information provided by management in the case of Senior Leadership Team members other than our CEO, and Hewitt Associates in the case of our CEO, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is tied directly to the performance of the Company and/or the individual, depending on the type of award and compared to established goals. Historically, and in fiscal 2006, the Compensation Committee granted a majority of total compensation to our executive officers in the form of short-term and long-term incentive compensation.

The members of our Senior Leadership Team include our CEO, Brand and Division Presidents, Chief Operating Officers at each brand or operating division, and our senior most staff employees who report to our CEO, including our President of U.S. Brand Building, Chief Financial Officer, Chief Operating and Development Officer, Chief People Officer, General Counsel and Public Affairs Officer.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The role of our Compensation Committee is to oversee our compensation programs and retirement plans and policies and review and approve all compensation decisions relating to the Company’s Senior Leadership Team, including those for our CEO and the named executive officers. Our Compensation Committee reviews and makes all compensation decisions for the Senior Leadership Team. The Board of Directors reviews the annual compensation package of our CEO.

Our Compensation Committee meets with our CEO at least annually to review the performance of the other Senior Leadership Team members, receive the recommendations of the CEO on Senior Leadership Team Compensation and approve their annual compensation packages. This meeting includes an in-depth review by the CEO of the performance of each Senior Leadership Team member who reports directly to our CEO.

Setting Executive Compensation

In furtherance of the philosophy and objectives described above, in setting compensation for executives other than our CEO, our Compensation Committee uses data provided by the Company which is obtained from two consulting firms, Towers Perrin and Hewitt Associates, to assess competitive pay levels and establish compensation targets for base salary, annual incentives and long term incentives for the Senior Leadership Team below our CEO. The on-line data from these consulting firms’ surveys reflect compensation practices of general industry companies with annual revenues of $5 to $10 billion, which is similar in revenue size to the Company, for executives with responsibilities cutting across the entire Company and revenues similar in size to each brand or division, for executives with single brand or division responsibilities (“survey data”). The Compensation Committee believes that targeting compensation in this manner appropriately reflects the labor market for Company executives.

For Mr. Carucci, our Chief Financial Officer (with responsibilities across all of YUM), the Towers Perrin survey data reflects companies with annual revenues of $5 to $10 billion with median revenues of $8 billion. For Messrs. Brolick, Su and Allan (with responsibilities in 2006 for primarily an individual division/brand), the survey data for Hewitt reflects companies with annual revenues of $1 to $2.5 billion with median revenues of $1.6 billion and the survey data for Towers Perrin reflects companies with group annual revenues more than $2 billion with median revenues of $4.9 billion.

In addition to the survey data referred to above, the Compensation Committee also considers compensation data derived from the Company’s analysis of other public companies’ proxy statements. This data is used as an indicator of competitive analysis practices at these companies, which include key retailers and some Board member companies. For 2006, these companies were:

Applebee’s International, Inc.	The Gap , Inc.	Marriott International, Inc.
American Express Company	The Home Depot, Inc.	McDonald’s Corporation
AT&T Corp.	Humana Inc.	Starbucks Corporation
Brinker International, Inc.	Jack in the Box Inc	Target Corporation
CVS Corporation	Limited Brands, Inc.	Wendy’s International, Inc.
Darden Restaurants, Inc.

With respect to reviewing and setting 2006 compensation for Mr. Novak, the Compensation Committee used data from Towers Perrin and Hewitt Associates from general industry and from food and beverage companies. Hewitt Associates provided a comprehensive review for the Compensation Committee using data from its own survey data base. Hewitt reviewed general industry data and data for a select group of companies. The select group of companies were comparably sized and in related or similar industry segments. This group consisted of the following companies:

Albertsons Inc.	Darden Restaurants, Inc.	McDonald’s Corporation
Applebee’s International, Inc.	Dollar General Corporation	O’Charley’s Inc.
AutoZone, Inc.	Federated Department Stores, Inc.	OfficeMax Incorporated
Best Buy Co., Inc.	The Gap, Inc.	Papa John’s International
Big Lots, Inc.	J.C. Penney Company, Inc.	Ross Stores, Inc.
BJ’s Wholesale Club, Inc.	Kohl’s Corporation	Staples, Inc.
Blockbuster Inc.	Longs Drug Stores, Inc.	The TJX Companies, Inc.
CDW Corporation	Lowe’s Companies, Inc.	Walgreen Co.
CVS Corporation

The survey data reflects companies with annual median revenues of $11.7 billion. In Mr. Novak’s case, the Compensation Committee determined, based on input from Hewitt, that it was appropriate to use data for companies with larger revenues because of the added complexity of managing a company with both company and franchise owned stores and in particular managing sales growth and overall operations improvements for the entire franchise system. In this regard, the Compensation Committee determined that the Company, when considering franchisee sales, should be viewed as having revenues of $13.6 billion. This amount was determined by summing 2005 Company revenues before franchise and license royalties of $8.2 billion and 25% of franchisee and licensee sales (for which the Company derives revenues in the form of royalties) of approximately $21.6 billion.

Elements of Compensation

For the 2006 fiscal year, the principal components of compensation for named executive officers were:

•       base salary

•       performance-based annual incentive compensation

•       long term incentive compensation

•       retirement benefits

•       perquisites

These elements have been in place since the Company was spun off from PepsiCo in 1997.

Base Salary

We provide named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Our Compensation Committee reviews each executive officer’s salary and performance annually. Market data from the survey group is used to determine base salary ranges for named executive officers based on the position and responsibility. Base salary ranges are designed so that salary opportunities for a given position will generally be between 75% and 125% of the midpoint of the base salary established for each range. An executive officer’s actual salary relative to this competitive salary range varies based on the level of his or her responsibility, experience, individual performance and internal equity considerations. Specific salary increases take into account these factors and the current market for management talent.

Annual Incentive Compensation

The YUM! Leaders’ Bonus program is a cash based, pay-for-performance annual incentive plan that has been in place since 1998 and applies to over 1,200 above restaurant leaders in the Company.  It is designed to reward our senior managers and executives for team and individual performance that drive shareholder value. The program formula has the following components:

Base Salary	×	Annual Target Bonus Percentage	×	Team Performance Factor	×	Individual Performance Factor	=	Bonus Payout Award

As shown above, each named executive officer’s annual bonus is calculated by multiplying the named executive officer’s base salary by his annual target bonus percentage and then by the team performance factor and individual performance factor. The minimum team performance factor is 0% and the maximum team performance factor is 200%. The minimum individual performance factor is 0% and the maximum individual performance factor is 150%. The total annual bonus potential ranges from 0 - 300% of the target award. Applying these ranges under the YUM! Leader’s Bonus Program to the named executive officer’s 2006 salaries determined, the threshold, target and maximum aggregate awards potential under the program for 2006, which are reported in dollars in the Grants of Plan-Based Awards table on page 53.

Annual Target Bonus Percentage.   The philosophy for our annual incentive compensation is to target the Annual Target Bonus Percentage at the 75th percentile of the companies in the survey data.  These targets were derived in part from the survey data and in part by the Compensation Committee’s consideration of internal equity and the executives’ expected contribution to the Company. The “Annual Target Bonus Percentage” for each named executive officer for 2006 was:

David C. Novak	Richard T. Carucci	Jing-Shyh S. Su	Emil J. Brolick	Graham D.Allan
140%	80%	85%	85%	80%

With respect to each named executive officer (other than Mr. Novak), the Committee noted these target bonus percentages for 2006 when compared to the survey data were at the 75th percentile. Mr. Novak’s compensation as compared to market data is discussed beginning on page 46.

Performance Factors.   To determine the performance factors for each named executive officer, the Compensation Committee reviews actual performance against pre-established consolidated or relevant operating Company measures and targets (“Team Factor”) and individual performance measures and targets (“Individual Factor”).

Team Factor.   For 2006, to determine each executive’s Team Factor, the Compensation Committee, based on recommendations from the Company, established the business team performance measures, targets and weights (these are the same measures, targets and weights set for all of our top 1,200 above restaurant leaders) and reviewed actual performance against these measures and targets as set forth in the chart below for the named executive officers. The targets are developed through the Company’s annual financial planning process, in which we assess the future operating environment and build projections of anticipated results. Brand and division targets may be adjusted during the year when doing so is consistent with the objectives and intent at the time the targets were originally set. In 2006, division and brand operating profit growth targets were adjusted to reflect certain YUM approved investments and restaurant divestitures. We believe these measures and targets are key measures to drive individual and team performance which will result in increased shareholder value over the long term, in particular, by aligning employee goals with the Company’s and individual brand’s and division’s current year objectives to grow earnings and sales, develop new restaurants and drive better customer satisfaction. The measures also serve as effective motivation because they are easy to track and clearly understood by employees. When setting targets for each specific Team Performance Measure, the Company takes into account overall business goals and structures the target to motivate achievement of desired performance consistent with broader shareholder commitments such as earnings per share growth, return on investment and cash flow. These Team Performance Targets use the same measures that we disclose from time to time to our investors and may be slightly above or below disclosed guidance when detemined by our Compensation Committee to be appropriate.

	Team Performance Measures	Team Performance Targets	Weights	Actual Performance
David C. Novak and	Earnings Per Share Growth	10%	50	14.5%
Richard T. Carucci (Consolidated Performance)	System Sales Growth New Restaurant Builds Customer Satisfaction	4.5% 1,500 56%	20 20 10	5.2% 1,528 57.5%
Jing-Shyh S. Su	Division Operating Profit Growth	25.0%	50	33.4%
(China Division)	System Sales Growth New Restaurant Builds Customer Satisfaction	24.0% 400 56%	20 20 10	23.1% 396 60%
Emil J. Brolick	Brand Operating Profit Growth	4.5%	50	5.6%
(Taco Bell)	Same Store Sales Growth Net New Restaurants Customer Satisfaction	2.0% 52 47%	20 20 10	1.0% 52 46.7%
Graham D. Allan	Division Operating Profit Growth	11.6%	50	11.6%
(International Division)	System Sales Growth New Restaurant Builds Customer Satisfaction	5.0% 750 60%	20 20 10	8.5% 798 61%

As indicated by the weights, the most significant performance measures are earnings per share (“EPS”) growth and division or brand operating profit growth. EPS growth is calculated consistent with our financial statements. Division or brand operating profit growth, as well as system sales growth for the entire Company and each division or brand, is based on actual year over year growth adjusted for the impact of the 53rd week that some of our divisions and brands experienced in 2005 and for the impact of foreign currency translation. In the case of system sales growth, we include the results of all restaurants, including Company-owned, franchise and license restaurants. In the case of customer satisfaction, the performance target represents the percentage of total system stores that must achieve a 100% customer satisfaction score. For 2006, these targets were 47%, 56% and 60% of the system stores at Taco Bell, our China division and our International division, respectively. For Messrs. Novak and Carucci, the customer satisfaction goal of 56% was calculated by averaging the weighted targets of our US Brands, the China Division and the International Division.

To determine the Team Factor, the actual performance for the criteria is compared to the “leverage formula” set for that measure to determine the percentage for that measure and that percentage is applied to the weighting given that measure. This is done for each performance measure. These percentages are then added together to obtain the final actual Team Factor for the year.

In the case of Messrs. Brolick, Su and Allan, 75% of their Team Performance Factor is determined based on the measures, targets and weights for the brand or division unit as shown above and 25% is determined based on the same measures, targets and weights described for Messrs. Novak and Carucci, which represent the Company’s consolidated performance. The Compensation Committee believes that for brand and operating division executives, this allocation between brand or division results and consolidated results strikes an important balance.

Individual Performance Factor.   Each named executive officer’s individual factor is determined by the Compensation Committee based upon the Compensation Committee’s subjective determination of the named executive officer’s individual performance for the year, including consideration of specific individual performance goals set at the beginning of the year. As mentioned above, our Chairman and CEO, Mr. Novak, provides the Compensation Committee with his evaluation of each of the other named executive officers’ performance.

Application of Annual Incentive Program Formula to Named Executive Officers.   In Mr. Carucci’s case, his Team Factor and Individual Factor were 140 and 135. The Team Factor was determined based upon the actual performance versus target performance as shown on page 41.

The Compensation Committee determined that Mr. Carucci’s overall individual performance for 2006 was above target based upon strong Company earnings per share growth, achievement of refranchising plans, driving reductions in future domestic general and administrative costs and improved franchise development resulting in an individual performance factor of 135. Application of the formula based on the factors as determined above resulted in Mr. Carucci receiving an annual incentive for 2006 equal to $718,200.

In Mr. Su’s case, his Business Team Factor and Individual Factor were 144 and 150. The Team Factor was determined based upon the actual performance versus target performance as shown on page 41. This resulted in a China Division Team Factor of 145, which, when combined with the Consolidated Team Factor of 140, produced an overall Team Factor for Mr. Su of 144 ((145 × 75%) + (140 × 25%)).

For Mr. Su, the Compensation Committee determined that his overall individual performance for 2006 was significantly above target based upon the China division significantly beating profit plan, the successful implementation of a new marketing program at KFC, the turnaround in same store sales and driving important improvements in research and development. This resulted in an individual performance factor of 150. Application of the formula based on the business team performance and individual performance factors resulted in Mr. Su receiving an annual incentive for 2006 equal to $963,900.

In Mr. Brolick’s case, his Business Team Factor and Individual Factor were 110 and 120. The Team Factor was determined based upon the actual performance versus target performance as shown on page 41. This resulted in a Taco Bell Team Factor of 99.4 (which the Compensation Committee adjusted to 100), which, when combined with the Consolidated Team Factor of 140, produced an overall Team Factor for Mr. Brolick of 110 ((100 × 75%) + (140 × 25%)).

For Mr. Brolick, the Compensation Committee determined that his overall individual performance for 2006 was on target based upon fostering excellent execution mindset among Company and franchisee stores, exceeding profit plan at Taco Bell, creating a solid development plan for 2007 and exceeding plan for number of stores with same store sales growth. This resulted in an individual performance factor of 120. Application of the formula based on the business team performance and individual performance factors resulted in Mr. Brolick receiving an annual incentive for 2006 equal to $723,233.

In Mr. Allan’s case, his Business Team Factor and Individual Performance Factor were 136 and 150. The Team Factor was determined based upon the actual performance versus target performance as shown on page 41. This resulted in an International Division Team Factor of 134, which, when combined with the Consolidated Team Factor of 140, produced an overall Team Factor for Mr. Allan of 136 ((134 × 75%) + (140 × 25%)).

For Mr. Allan, the Compensation Committee determined that his overall individual performance for 2006 was significantly above target based upon achieving profit plan, well above target system sales growth, exceeding development targets, the alignment of global brand positioning for KFC and Pizza Hut, and excellent progress in key strategic markets. This performance resulted in an individual performance factor of 150. Application of the formula based on the business team performance and individual performance factors resulted in Mr. Allan receiving an annual incentive for 2006 equal to $897,600.

The chart below provides the calculation of each named executive officer’s 2006 annual incentive:

	2006 Base Salary	Annual Target Bonus Percentage	Team Factor	Individual Factor	2006 Annual Incentive Award
Novak	$1,220,000	140%	140	140	$3,347,680
Carucci	475,000	80%	140	135	718,200
Su	525,000	85%	144	150	963,900
Brolick*	630,000	85%	110	120	723,233	*
Allan	550,000	80%	136	150	897,600

*                    Mr. Brolick was appointed President, U.S. Brand building December 1, 2006. Prior to December, Mr. Brolick was President of Taco Bell. This resulted in his Team Factor being calculated on 11 months Taco Bell and 1 month consolidated YUM as follows:

630,000 × 334/365 × 85% × 110% × 120%	=	646,825
630,000 × 31/365 × 85% × 140% × 120%	=	76,408
		723,233

Mr. Novak’s annual incentive is discussed beginning on page 46.

Long-term Incentive Compensation (LTI Plan)

The principal purpose of our long-term incentive compensation program is to motivate our executives to help us achieve our long-range performance goals that will enhance our value and, as a result, enhance the price of our stock and our shareholders’ returns on their investments. The long-term incentive philosophy is to target the 50th percentile of the companies in the survey data for executives who are achieving their ownership guidelines.

Under our LTI Plan, we award long-term incentives to our executive officers in the form of non-qualified stock options or stock settled stock appreciation rights (“SARs”). Long-term incentive award ranges are established based upon the survey data. In general, our stock options and stock appreciation rights have ten-year terms and vest 25% per year over four years.

For each named executive officer, the 2006 SARs grant was awarded based on the individual’s achievement of their stock ownership guidelines and the Compensation Committee’s subjective assessment of each executive’s performance and consideration of the survey data. Each SAR was granted at not less than the fair market value of the underlying YUM common stock on the date of grant. For 2006, Messrs. Carucci, Su, Brolick, and Allan all received stock appreciation right grants significantly above the 50th percentile of the survey data in recognition of superior performance and their expected contribution in future years.

Mr. Novak’s LTI plan compensation is discussed on page 46.

From time to time, chairman award stock option grants are made to selected employees in addition to the regular annual grant in recognition of superlative performance and an extraordinary impact on business results. These awards are made at the discretion of the CEO, in the case of employees below the Senior Leadership Team Level. The Compensation Committee must approve awards to executives on the Senior Leadership Team. These stock options may vest after four years or 25% per year. No chairman awards were granted to any named executive officers in 2006.

Deferral of Annual Incentive into LTI.   In keeping with the Company’s emphasis on executive stock ownership, executives have the opportunity to defer all or a portion of their annual incentives and acquire phantom shares (referred to as restricted stock units or “RSUs”) of YUM common stock under the Company’s Executive Income Deferral (“EID”) Program at a 25% discount from the average market price on the date of deferral (the “Discount Stock Fund”). However, to receive payment of these RSUs, participating executives must not voluntarily leave the Company for two years following the deferral or meet certain retirement or disability criteria (this and other features of the EID Program are described in more detail beginning at page 61). The number of RSUs, if any, that each named executive officer received by deferring his 2006 annual incentive is set forth on page 53 under the Grants of Plan Based Awards table. The value of these RSUs (including the discount portion) is also included in footnote 4 under the Summary Compensation Table on page 51. The value of 2006 annual incentive deferred into the Company’s Executive Income Deferral Program is not included in the Nonqualified Deferred Compensation Table on page 62. This is because that table reports deferred compensation as of December 31, 2006 and the 2006 annual incentive is not awarded (and therefore deferred) until January 2007.

Retirement Benefits

We offer competitive retirement benefits through the YUM! Brands Retirement Plan and the YUM! Brands, Inc. Pension Equalization Plan for employees at all levels who meet the eligibility requirements. These are broad-based plans designed to produce a retirement benefit based on years of service with the Company and average annual earnings. The annual benefits payable under these plans to U.S.-based employees hired prior to October 1, 2001 is discussed following the Pension Benefits Table on page 58. This benefit is designed to provide income replacement of approximately 40% of salary and annual incentive (less the company’s contribution to social security on behalf of the employee) for employees with 20 years of service who retire at age 62.

The annual accrual for each named executive officer is set forth on page 50, under the Summary Compensation Table and the actual projected benefit at termination is set forth on pages 58 and 59, under the Pension Benefit Table.

Medical, Dental, Life Insurance and Disability Coverage

We also provide other benefits such as medical, dental, life insurance and disability coverage to each named executive officer in benefits plans which are also provided to all eligible U.S.-based salaried employees. Eligible employees, including the named executive officers, can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package. The value of these benefits is not included in the Summary Compensation Table since they are made available on a company-wide basis to all U.S. based salaried employees.

Perquisites

For Senior Leadership Team members below the CEO, we pay for a country club membership and provide up to $7,500 perquisite allowance annually. If the Executive does not elect a country club membership, the perquisite allowance is increased to $11,500 annually. We also provide an annual car allowance of $27,500 and an annual physical examination. The values of these perquisites are included in the Summary Compensation Table in the column headed “All Other Compensation.”

Our CEO does not receive these perquisites or allowances; however, Mr. Novak is required to use the Company aircraft for personal as well as business travel pursuant to the Company’s executive security program established by the Board of Directors. The Board’s security program also covers Mrs. Novak. Other executives may use corporate aircraft for personal use with the prior approval of Mr. Novak. In addition, depending on seat availability, family members of executive officers may travel on the Company aircraft to accompany executives who are traveling on business. There is no incremental cost to the Company for these trips. The incremental cost of the personal use by Mr. Novak and the other named executive officers is reported on page 52.

In the case of Mr. Su, he receives several perquisites related to his overseas assignment living and working away from his country of origin. These perquisites were part of his original compensation package and the Compensation Committee has elected to continue to provide them. The amount of these perquisites are reported on page 52. The agreement provides that the following will be provided:  Annual foreign service premium; local social club dues; car allowance; housing, commodities, and utilities allowances; tax preparation services, tax equalization to the United States for salary and bonus; and tax reimbursement up to $5 million in cases where China marginal income tax rate exceeds the Hong Kong marginal income tax rate  with respect to income attributable to stock option and SAR exercises and to distributions of deferred income. If Mr. Su leaves the Company prior to his 55th birthday, he is required to reimburse the Company for the tax reimbursements made, if any, to him pursuant to the previous sentence.

Payments upon Termination of Employment

The Company does not have agreements concerning payments upon termination of employment except in the case of a change in control of the Company. The terms of these change of control agreements are described beginning on page 64. In 2006, the Compensation Committee had its independent consultant review the change in control agreements. Upon considering this review, the Compensation Committee determined that the benefits provided are reasonable, including the tax gross-up provision. The Compensation Committee continues to believe these are appropriate agreements for retaining executives to preserve shareholder value in case of a threatened change in control.

The Company’s change in control agreements and change in control provisions recognize the importance to the Company and its shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly designed change in control program protects shareholder interests by enhancing employee focus during rumored or actual change in control activity through:

•      Incentives to remain with the company despite uncertainties while a transaction is under consideration or pending;

•      Assurance of severance and benefits for terminated employees; and

•      Access to equity components of total compensation after a change in control.

The Company’s stock options, SARs and RSUs generally vest upon a change in control (as fully described under Change in Control beginning on page  64).  Other benefits (i.e., bonus, severance payments and outplacement) generally require a change in control, followed by a termination of an executive’s employment. In adopting the so-called “single” trigger treatment for equity vehicles, the Company is guided by:

•       Keeping employees relatively whole for a reasonable period but avoiding creating a “windfall.”

•        Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants.

•        Single trigger vesting provides employees with the same opportunities as shareholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the deal.

•        The Company that made the original equity grant will no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success.

•       Supporting the compelling business need to retain key employees during uncertain times.

•        A single trigger on equity vesting can be a powerful retention device during change in control discussions, especially for more senior executives where equity represents a significant portion of their total pay package.

•        A double trigger on equity provides no certainty of what will happen when the transaction closes.

As shown under Change in Control beginning on page 64, the Company will provide gross-ups for the named executive officers from any taxes due under Section 4999 of the Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company and Compensation Committee continue to believe that 4999 gross up payments are appropriate for the Company’s most senior level executives.

Compensation of our Chief Executive Officer

Annually, our Board, under the leadership of the Compensation Committee Chairperson, conducts an evaluation of the performance of our Chief Executive Officer, David Novak, which includes a review of his leadership in the development and implementation of strategies; his leadership pertaining to business execution and the achievement of results and his development of diversity and management talent.

In January, 2006, the Compensation Committee approved a salary increase for Mr. Novak of 5.6% effective January 29, 2006, adjusting his annual salary rate to $1,220,000. The Compensation Committee approved this level of pay based on the demonstrated strength and effectiveness of Mr. Novak’s performance in 2005. In coming to this determination, the Compensation Committee noted that Mr. Novak’s salary approximated the 50th percentile for the survey group.

In January, 2006, the committee approved an award of 258,989 stock appreciation rights. The award reflected the Compensation Committee’s determination that based on Mr. Novak’s strong performance in 2005 and the sustained performance of the Company since spin-off from PepsiCo in 1997, he should receive a grant above the 50th percentile.

Mr. Novak earned an annual incentive cash payment for 2006 performance of $3,347,680. For 2006, the Compensation Committee established Mr. Novak’s Team Factor Performance measures and targets as set forth on page 41. The Compensation Committee determined that the Company’s actual performance against these criteria and goals produced a Team Factor of 140.

For purposes of determining Mr. Novak’s individual performance percentage, the Compensation Committee considered the following pre-established individual criteria:

Earnings Per Share Growth

Return on Invested Capital

International Restaurant Development

Restaurant Operations Improvement

Customer Satisfaction

People and Talent Management

The Compensation Committee determined that each of these performance goals were attained or exceeded. In addition, the Compensation Committee noted that the strong performance of the China Division, solid earnings from the international business (outside of the China Division) and the building of strong talent throughout the organization were important aspects of Mr. Novak’s 2006 performance contributing to his performance rating. Based on this determination, the Compensation Committee determined that Mr. Novak’s individual performance was at a level producing an individual performance factor percentage above target at 140. Mr. Novak’s annual incentive was, therefore, calculated as shown on page 43.

The Compensation Committee noted that Mr. Novak elected to defer 100% of his 2006 annual incentive into phantom shares of YUM common stock under the EID Program. As discussed in more detail beginning on page 61, under the EID Program, an executive is permitted to acquire phantom shares (referred to as RSUs) at a 25% discount (these RSUs are forfeited if the executive voluntarily leaves the Company within two years of the date the annual incentive is awarded; however, in Mr. Novak’s case, under the terms of the EID Program, since he will attain age 55 with at least 10 years of service in October of 2007, he will become vested in approximately 90% of his account when he attains age 55 and will become 100% vested upon the one year anniversary of the deferral). The portion of the deferral attributable to the discount was considered by the Compensation Committee in the assessment of Mr. Novak’s long term incentive compensation versus the market. This deferral resulted in Mr. Novak receiving 75,388 RSUs. The Committee noted that over the last nine years Mr. Novak has accumulated over 800,000 RSUs through the deferral of his annual incentives and that these RSUs had a value in excess of $49 million as of the end of 2006. These RSUs are payable only in YUM common stock and are not payable until after Mr. Novak leaves the Company.

In reviewing Mr. Novak’s salary, bonus, and long term incentive compensation package for 2006 relative to the Towers Perrin and Hewitt survey data, the Committee noted that the Towers Perrin data revealed that Mr. Novak’s compensation was 11.5% below the median of general industry companies and 28% above the median for food and beverage companies. With respect to Hewitt data, the Compensation Committee noted that Mr. Novak’s compensation was 7% above the general industry and 18% above the food and beverage companies.

During 2004, the Compensation Committee approved an employment agreement for Mr. Novak. The agreement provides that the Company agrees to employ Mr. Novak through October 31, 2007. The agreement provides that the Compensation Committee will determine Mr. Novak’s compensation. The agreement states that if Mr. Novak is removed from the Chief Executive Officer position, the Company agrees to employ him on at least a part-time basis so that his current options may continue to vest and to pay him at no less than the rate of salary and target bonus he received in 2004. The Compensation Committee approved the agreement based on Mr. Novak’s significant and long-term contribution to the Company and to ensure Mr. Novak’s continued employment with the Company in the event of competitive offers from other employers. The agreement does not provide Mr. Novak with any severance payments if he leaves the Company. The agreement states that the Company may not terminate Mr. Novak before

October 31, 2007 except in the case of gross misconduct. The Compensation Committee believes the agreement is reasonable and helps to ensure that Mr. Novak will continue his valuable contribution to YUM through at least October 31, 2007.

Executive Stock Ownership Guidelines

We establish stock ownership guidelines for our named executive officers. The ownership requirement for the Chief Executive Officer is ownership of 336,000 shares of YUM stock or stock equivalents. At the end of 2006, Mr. Novak held over 800,000 shares of our stock or stock equivalents with a value equal to more than 35 times his annual base salary, thus  significantly exceeding his ownership guidelines.

Senior Leadership Team members are expected to attain their ownership targets, equivalent in value to either two or three times their current annual base salary depending upon their positions, within five years from the time the established targets become applicable.  Each named executive officer’s ownership requirement is 24,000 shares. If an executive does not meet his or her ownership guideline, he or she is not eligible for a grant under the LTI Plan. In 2006, all Senior Leadership Team members and all other employees subject to guidelines were at or above their ownership guidelines.

Our practice in the case of any employee who fails to meet the ownership guidelines is to not grant that employee a stock option or SAR award for the year the employee fails to meet the ownership guideline.

Stock Option and Stock Appreciation Rights Granting Practices

Historically, we have always awarded non-qualified stock option and stock appreciation rights grants annually at the Compensation Committee’s January meeting. This meeting date is set by the Board of Directors more than 6 months prior to the actual meeting. We do not backdate options or grant options retroactively. In addition, we do not time such grants in coordination with our possession or release of material, non-public or other information.

We make the grants at the same time other elements of annual compensation are determined so that we can consider all elements of compensation in making the grants. Pursuant to the terms of our LTI Plan, we set the exercise price as the average of the high and low prices of our common stock on the date of grant. We make these grants to named executive officers at the same time they are granted to the other top 600 above restaurant leaders of our Company who are eligible for option grants.

Management recommends the awards to be made pursuant to our LTI Plan to the Compensation Committee. While the Compensation Committee gives significant weight to management recommendations concerning grants to Senior Leadership Team members (other than the CEO), the Compensation Committee makes the determination whether and to whom to issue grants and determines the amount of the grant. The Board of Directors has delegated to Mr. Novak and Anne Byerlein, our Chief People Officer, the ability to make grants to employees who are not Senior Leadership Team members and whose grant is less than approximately 17,000 options or appreciation rights annually. In the case of these grants, the Committee sets all the terms of each award, except the actual number of stock appreciation rights or options, which are determined by Mr. Novak and Ms. Byerlein pursuant to guidelines approved by the Compensation Committee in January of each year.

Grants may also be made on other dates the Board of Directors meets. These grants generally are chairman awards, which are made to reward superlative performance. Over the last 4 years, we have averaged less than 10 Chairman Award grants per year outside of the January time frame and in most cases these grants have been awarded to employees below the Senior Leadership Team level.

Deductibility of Executive Compensation

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Compensation Committee believes that the annual incentive awards and stock option and stock appreciation rights grants satisfy the requirements for exemption under the Internal Revenue Code Section 162(m). Payments made under these plans qualify as performance-based compensation.

For 2006, the annual salary paid to Mr. Novak exceeded one million dollars. The Compensation Committee sets Mr. Novak’s salary based on competitive data. The other named executive officers were in each case paid salaries of less than one million dollars. The 2006 annual incentives were all paid pursuant to our annual incentive program and will, therefore, be deductible. To the extent any of the named executive officers defer their annual incentives into phantom shares of YUM common stock at a discount, the annual incentives are no longer qualified under Section 162(m); however, they will be deductible when paid, since they will be paid only to the extent any payments will otherwise represent deductible compensation, such as payments made when the executive is no longer a named executive officer. Stock option and stock appreciation right grants made under the terms of the LTI Plan are exempt as performance-based compensation for purposes of calculating the one million dollar limit. Due to the Company’s focus on performance-based compensation plans and the deferral of compensation by certain executive officers, we expect to continue to qualify most compensation paid to the named executive officers as tax deductible.

Total Compensation

We intend to continue our strategy of compensating our executives through programs that emphasize performance-based compensation. To that end, executive compensation through annual incentives and stock appreciation rights grants is tied directly to our performance and is structured to ensure that there is an appropriate balance between our financial performance and stockholder return. The Compensation Committee reviewed each component of compensation and believes that the compensation was reasonable in its totality. Before finalizing compensation actions in 2006 for our CEO the Compensation Committee took into consideration all elements of compensation accruing to Mr. Novak in 2006. These elements included salary, annual incentive award, long term incentive awards, value of outstanding equity awards (vested and non-vested), value of deferred compensation, lump sum value of pension benefit at retirement, stock option gains realized from exercising and perquisites. Total compensation for each of the named executive officers was reviewed by the Compensation Committee for 2006. Before finalizing compensation for 2006, the Compensation Committee considered each named executive officer’s salary, annual incentive award, stock appreciation rights awards, value of outstanding equity awards (vested and unvested), lump sum value of pension at retirement and stock option gains realized from exercising stock options. The Compensation Committee will continue to review total compensation at least on an annual basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors reports that it has reviewed and discussed with management the section of this proxy statement headed “Compensation Discussion and Analysis,” and, on the basis of that review and discussion, recommended that section be included in our annual report on Form 10-K and in this proxy statement.

THE COMPENSATION COMMITTEE

Robert Ulrich, Chair

David Dorman

Massimo Ferragamo

Thomas Ryan

The following tables provide information on compensation and stock-based awards paid, earned or awarded for 2006 by YUM to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of the end of our 2006 fiscal year in accordance with the rules of the SEC.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option/SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
David C. Novak	2006	1,215,000	1,548,232	4,082,240	3,347,680	2,069,631	169,310	12,432,093
Chairman of the Board and Chief Executive Officer
Richard T. Carucci	2006	471,154	77,433	649,520	718,200	342,312	43,102	2,301,721
Chief Financial Officer
Jing-Shyh S. Su	2006	523,077	426,850	1,044,288	963,900	493,258	378,475	3,829,848
President, China Division
Emil J. Brolick	2006	629,577	152,818	1,178,749	723,233	636,353	67,552	3,388,282
President, U.S. Brand Building
Graham D. Allan	2006	542,308	185,568	1,004,983	897,600	182,588	47,389	2,860,436
President, Yum! Restaurants International

(1)             Amounts shown are not reduced to reflect named executive officers’ elections, if any, to defer receipt of salary into the Executive Income Deferral (“EID”) Program or into the Company’s 401(k) Plan.

(2)             Amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the 2006 fiscal year for the fair value of restricted stock units (“RSUs”) granted with respect to the “discount” under the EID Program to each of the named executives, in 2006 as well as prior fiscal years, in accordance with FAS 123R rather than amounts paid or realized by the named executive. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. RSUs are granted, as described in more detail beginning on page 61, when an executive elects to defer all or a portion of his/her annual incentive award under the EID Program and invests that deferral into RSUs. The amounts reported in column (d) represent the value of the “discount” described beginning on page 61 and in footnote 4 below. The value of the actual 2006 annual incentive award is not reported here but in column (f). The RSUs had a fair market value as shown below for 2003-2006, which represents the average of the highest and lowest per share price of Company stock on the NYSE on the grant date. Units are settled by delivery of shares at the time the executive elects to receive payout.

The fair market value on the date of grant attributable to the RSUs and FAS 123R expense recognized in the 2006 fiscal year related to the discount for each named executive officer are as follows:

	2003	2004	2005	2006
Date of Grant	January 27, 2004	January 28, 2005	January 26, 2006	January 19/26, 2007	*
Fair Market Value per RSU	34.46	45.06	48.94	59.22/58.93
Novak	24,808	448,800	537,342	537,282
Carucci	—	19,480	19,050	38,903
Su	8,645	143,438	120,067	154,700
Brolick	6,160	—	103,565	43,093
Allan	5,510	92,438	87,620	—

*          See the Grants of Plan-Based Awards table on page 53 for discussion of two grant dates in 2007.

(3)             Amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock appreciation rights (“SARs”) granted to each of the named executives in 2005 and 2006 as well as stock option grants prior to 2005, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards Table for information on SARs granted in 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. These grants were made under the 1999 Long-Term Incentive Plan.

Listed below for each executive is the amount attributable to each year.

	Prior to 2003	2003	2004	2005	2006	Total
Novak	34,184	956,186	1,089,207	978,562	1,024,101	4,082,240
Carucci	—	81,277	154,700	167,756	245,787	649,520
Su	78,431	114,744	325,736	279,590	245,787	1,044,288
Brolick	—	239,049	326,762	326,189	286,749	1,178,749
Allan	7,292	193,173	325,736	232,995	245,787	1,004,983

We estimated the grant date present values using the Black-Scholes option pricing model. We used the following assumptions in calculating the Black-Scholes present value for each option:

	2003	2004	2005	2006
Expected term of options/SARs in years	6.0	6.0	6.0	6.0
Expected volatility percentage	33.7%	39.7%	36.8%	31.0%
Risk-free rate of return (based on 5-year U.S. treasury yield average for January of relevant year)	3.0%	3.1%	3.7%	4.3%
Dividend yield	0%	0%	0.9%	0.9%
Black Scholes fair value per option/SAR	9.28	14.87	17.20	17.03

In 2003, Mr. Allan received two grants. The first grant had a Black-Scholes present value per option of $9.28 and the second grant had a Black-Scholes present value of $9.72.

We did not take any further discount to the resulting option or stock appreciation right value to give effect (1) to the fact that the options/SARs are not freely transferable, (2) to the potential forfeiture of the options or stock appreciation rights, or (3) to the fact that we have stock ownership guidelines.

(4)             Amounts in column (f) reflect the annual incentive awards earned for the 2006 fiscal year performance period, which were awarded by our Compensation Committee in January 2007 under the YUM! Leaders Bonus Program, which is described further beginning on page 40 under the heading “Annual Incentive Compensation”. Under the Company’s EID Program (which is described in more detail beginning on page 61), executives are permitted to defer all or a portion of their annual incentive award and invest that deferral into stock units, RSUs or other investment alternatives offered under the program. Under the EID Program, an executive who elects to defer his/her annual incentive award into RSUs will acquire those RSUs at a 25% discount from the fair market value price of Company stock on the date the annual incentive award is granted. Below is the 2006 annual incentive award for each named executive officer as approved by our Compensation Committee (and reported in column (f)), the amount of 2006 annual incentive elected to be deferred by the executive and the amount of additional deferred income resulting from the application of the discount described above in the case of deferrals of the 2006 annual incentive award into RSUs. As discussed at footnote 2 above, only the portion of the discount that has been expensed for FAS 123R purposes in 2006 is included in column (d). While the portion of the executive’s annual incentive award that is deferred into the RSUs and is subject to a risk of forfeiture is not fully expensed, the entire amount of the annual incentive award is reported in column (f) so that the reader can see the entire amount of 2006 annual incentive.

Name	2006 Annual Incentive Award	Amount of 2006 Annual Incentive Elected to be Deferred*	Amount of Additional Deferral From Application of Discount*
Novak	3,347,680	3,347,680	1,115,893
Carucci	718,200	718,200	119,700
Su	963,900	963,900	321,300
Brolick	723,233	723,233	132,593
Allan	897,600	—	—

*                     Amounts in these columns were deferred in January 2007 when the 2006 annual incentive was approved by the Compensation Committee. This means they will not be reported in the Nonqualified Deferred Compensation table at page 62 because the deferrals occurred after 2006. These amounts will be reported in the Nonqualified Deferred Compensation tables in next year’s proxy.

(5)             Amounts in column (g) reflect the aggregate increase in actuarial present value of age 62 accrued benefits under all actuarial pension plans during the 2006 fiscal year (using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements). See the Pension Benefits Table at page 58 for a detailed discussion of the Company’s pension benefits. The Company does not pay “above market” interest on non-qualified deferred compensation, therefore, this column reflects pension accruals only.

(6)             Amounts in this column are explained in the All Other Compensation Table and footnotes to that table, which follows.

ALL OTHER COMPENSATION TABLE

The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the Summary Compensation Table above           .

Name	Perquisites(1)	Tax Reimbursements(2)	Insurance premiums(3)	Other(4)	Total
(a)	(b)	(c)	(d)	(e)	(f)
Novak	147,433	801	13,676	7,400	169,310
Carucci	27,500	492	3,026	12,084	43,102
Su	345,439	—	4,363	28,673	378,475
Brolick	27,500	3,257	8,051	28,744	67,552
Allan	27,500	1,445	4,425	14,019	47,389

(1)          Amounts in this column include for Mr. Novak: incremental cost for the personal use of Company aircraft ($147,433). We calculate the incremental cost to the Company of any personal use of Company aircraft based on the cost of fuel, trip-related maintenance, crew travel, on board catering, landing and license fees and contract labor.

For Messrs. Carucci, Brolick and Allan: Company car allowance ($27,500).

For Mr. Su: Expatriate spendables/housing allowance ($222,939); one-time country club membership for Mr. Su and his spouse ($87,500); and Company provided automobile ($35,000).

(2)   Amounts in this column reflect payments to the executive of tax reimbursements related to tax preparation assistance, reimbursement for relocation expenses and country club dues and to travel by the executive’s spouse on Company aircraft that for IRS purposes is considered personal but the Company determined was necessary for the spouse to accompany the executive on a business related trip and, therefore, the Company reimbursed the executive for the tax related to the income attributable to the spouse’s air travel.

(3)          These amounts reflect the income each executive was deemed to receive from IRS tables related to Company provided life insurance in excess of $50,000. The Company provides every salaried employee with life insurance coverage up to one times the employee’s salary plus target bonus.

(4)          This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits and the perquisites and other personal benefits shown in column (b) for the named executive. These other benefits include: home security expense, perquisite allowance, relocation expenses, annual payment for foreign service, club dues, tax preparation assistance, Company provided parking, annual physical and incremental cost for the personal use of Company aircraft.

GRANTS OF PLAN-BASED AWARDS

The following table provides information on stock appreciation rights and restricted stock units granted for 2006 to each of the Company’s named executive officers. The amount of these awards that were expensed is shown in the Summary Compensation Table at page 50.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option/SAR Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option/SAR Awards ($/Sh)	Closing Price on date of	Grant Date Fair Value of Stock and Options Awards
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)(2)	(3)	(4)	Grant	(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Novak	1/26/2006	0	1,708,000	5,124,000				48.83
	1/26/2006					258,989	48.94	48.83	4,410,350
	1/19/2007				72,142			59.00	4,272,249
	1/26/2007				3,246			59.24	191,287
Carucci	1/26/2006	0	380,000	1,140,000				48.83
	1/26/2006					62,158	48.94	48.83	1,058,495
	1/19/2007				7,738			59.00	458,244
	1/26/2007				348			59.24	20,508
Su	1/26/2006	0	446,250	1,338,750				48.83
	1/26/2006					62,158	48.94	48.83	1,058,495
	1/19/2007				21,702			59.00	1,285,192
Brolick	1/26/2006	0	535,500	1,606,500				48.83
	1/26/2006					72,517	48.94	48.83	1,234,899
	1/19/2007				8,842			59.00	523,623
	1/26/2007				113			59.24	6,659
Allan	1/26/2006	0	440,000	1,320,000				48.83
	1/26/2006					62,158	48.94	48.83	1,058,495

(1)          Amounts in columns (c), (d) and (e) provide the minimum amount, target amount and maximum amounts payable as annual incentive compensation under the YUM! Leaders’ Bonus Program based on the Company’s performance and of each executive’s individual performance during 2006. The actual amount of annual incentive compensation awarded in 2006 is shown in column (f) of the Summary Compensation Table on page 50. The performance measurements, performance targets, target bonus percentage are described in the Compensation Discussion and Analysis on page 40 under the discussion of annual incentive compensation.

(2)          Amounts in this column reflect the number of RSUs each executive received with respect to the executive’s deferral of his 2006 annual incentive under the Company’s EID Program which is described in more detail beginning on page 61. The per-RSU FAS 123R value was

$59.22 and $58.93, on January 19 and January 26, respectively. There can be no assurance that the value on distributions will equal the FAS 123R values.

The two grant dates for RSUs in 2007 reflect the date of the annual incentive award determination on January 19, 2007 by the Compensation Committee and an update to reflect changes to the annual incentive award on January 26, 2007 as a result of an update to the Team Factor under the formula approved by the Compensation Committee.

(3)          Amounts in this column reflect the number of 2006 stock appreciation rights (“SARs”) granted to executives during the Company’s 2006 fiscal year. For each executive, the grants were made January 26, 2006. SARs become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date. The terms of each SAR grant provides that, if specified corporate control changes occur, all outstanding stock appreciation rights become exercisable immediately. SARs allow the grantee to receive the number of shares of YUM common stock that is equal in value to the appreciation in YUM common stock with respect to the number of SARs granted from the date of grant to the date of exercise.

SARs held by participants who have attained age 55 with 10 years of service who terminate employment may exercise SARs that were vested on their date of termination through the expiration date of the stock appreciation right (generally, the tenth anniversary following the SARs grant date). Vested SARs of grantees who die may also be exercised by the grantee’s beneficiary through the expiration date of the vested SARs and the grantees unvested SARs expire on the grantees’ death. If a grantee’s employment is terminated due to gross misconduct, the entire award is forfeited. For other employment terminations, all SARs expire upon termination of employment.

There can be no assurance that the SARs will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123R value.

(4)          The exercise price of all SARs granted in 2006 equals the average of the high and low of YUM common stock on the grant date, January 26, 2006.  The exercise price of the SARs as reported under column (h) was greater than the closing price of YUM common stock on the grant date as reported under column (i).

(5)          Amounts in this column reflect the full grant date fair value under FAS 123R of the RSUs shown in column (f) and the SARs shown in column (g). These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be recognized by the named executives. The full grant date fair value is the amount that the Company is expensing in its financial statements over the award’s vesting schedule. For RSUs, fair value is equal to the high and low of the Company’s common stock on the date of grant. For SARs, fair value was calculated using the Black Scholes value on the grant date of $17.03. For additional information regarding valuation assumptions of SARs, see footnote 3 to the Summary Compensation Table on page 50.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows the number of shares covered by exercisable and unexercisable stock options, SARs and unvested RSUs held by the Company’s named executive officers on December 31, 2006.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f) (2)	(g)
Novak	154,982	—	11.41	1/25/2011
	619,928	—	17.23	1/25/2011
	596,586	—	15.14	1/27/2010
	506,480	—	16.78	1/25/2011
	401,348	—	24.41	12/31/2011
	309,215	103,072	24.33	1/23/2013
	146,483	146,484	34.46	1/27/2014
	56,909	170,727	45.06	1/28/2015
	—	258,989	48.94	1/26/2016
					162,951	9,581,512
Carucci	42,202	—	13.63	1/20/2008
	29,808	—	23.48	1/21/2009
	72,654	—	15.14	1/27/2010
	65,546	—	16.78	1/25/2011
	30,904	—	24.41	12/31/2011
	26,283	8,762	24.33	1/23/2013
	13,550	28,060	34.46	1/27/2014
	9,756	29,268	45.06	1/28/2015
	—	62,158	48.94	1/26/2016
					6,889	405,055
Su	110,092	—	13.63	1/20/2008
	72,390	—	23.48	1/21/2009
	112,282	—	15.14	1/27/2010
	71,504	—	16.78	1/25/2011
	48,162	—	24.41	12/31/2011
	37,658	—	26.56	1/24/2012
	36,089	—	27.71	9/30/2012
	37,106	12,369	24.33	1/23/2013
	29,297	58,317	34.46	1/27/2014
	16,259	48,780	45.06	1/28/2015
	—	62,158	48.94	1/26/2016
					38,493	2,263,420
Brolick	25,952	—	13.70	7/21/2010
	29,792	—	16.78	1/25/2011
	80,270	—	24.41	12/31/2011
	61,843	41,230	24.33	1/23/2013
	43,945	43,945	34.46	1/27/2014
	18,969	56,910	45.06	1/28/2015
	—	72,517	48.94	1/26/2016
					18,449	1,084,802

Allan	42,202	—	13.63	1/20/2008
	44,710	—	23.48	1/21/2009
	99,072	—	15.14	1/27/2010
	62,566	—	16.78	1/25/2011
	42,142	—	24.41	12/31/2011
	37,658	—	26.56	1/24/2012
	32,468	10,823	24.33	1/23/2013
	—	38,161	26.21	5/15/2013
	29,297	58,317	34.46	1/27/2014
	13,550	40,650	45.06	1/28/2015
	—	62,158	48.94	1/26/2016
					33,297	1,957,870

(1)          Except as provided below, all options and stock appreciation rights listed above vest at a rate of 25% per year over the first four years of the ten-year option term. In the case of Mr. Novak, options expiring in 2011 with option exercise prices of 11.41 and 17.23 were granted in 1997 with an approximately 14 year term and vested in 2006. They are now fully vested. With respect to other named executive officers, grants with expiration dates in 2008, 2009 and 2010 as well as grants expiring on 9/30/2012 for Mr. Su and 5/15/2013 for Mr. Allan were granted with 100% vesting after four years.

(2)   Amounts in this column represent RSUs that have not vested. See Nonqualified Deferred Compensation table discussion beginning on page 61 for a discussion of how these restricted units are awarded and their terms.

OPTION EXERCISES AND STOCK VESTED

The table below shows the number of shares of YUM common stock acquired during 2006 upon exercise of stock options and vesting of stock awards in the form of RSUs, each before payment of applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Novak	525,000	15,380,334	—	3,611,576 (2)
			72,990	3,666,299
Carucci	—	—	—	—
Su	187,196	6,835,114	26,090	1,310,503
Brolick	—	—	18,109	909,595
Allan	77,482	2,748,359	9,187	461,454

(1)          These amounts represent RSUs that became vested in 2006. These shares will be distributed in accordance with the deferral election made by the named executive officer under the EID Program. See page 61 for a discussion of the EID Program.

(2)          This amount reflects the cash payout on performance RSUs granted to Mr. Novak under the 1997 Long Term Incentive Plan. This performance RSU grant was awarded in 1997 following the spin-off of the Company from PepsiCo. The award was subject to the Company attaining a pre-determined pre-tax earnings threshold, and was intended to compensate Mr. Novak for the value of PepsiCo options forfeited at spin-off. The Compensation Committee certified attainment of the criteria in 2001, and once Mr. Novak met the vesting period requirement during 2006, the Compensation Committee elected to make the payment to Mr. Novak in cash (had the Compensation Committee elected to pay Mr. Novak in stock, he would have received 74,704 shares).

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the YUM! Brands Retirement Plan (“Retirement Plan”) and the YUM! Brands, Inc. Pension Equalization Plan (“Pension Equalization Plan”) or the YUM! Brands International Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

	2006 Fiscal Year Pension Benefits Table
Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit(4) ($)	Payments during Last Fiscal Year ($)
(a)	(b)	(c)		(d)	(e)
Novak	Retirement Plan(1)	20		448,868	—
	Pension Equalization Plan(2)	20		7,169,080	—
Carucci	Retirement Plan	22		349,347	—
	Pension Equalization Plan	22		930,850	—
Su	International Retirement Plan(3)	17		2,085,500	—
Brolick	Retirement Plan	6		312,383	—
	Pension Equalization Plan	6		1,445,289	—
Allan	Retirement Plan	3	*	83,204	—
	Pension Equalization Plan	3	*	315,872	—

*                    Under these plans, Mr. Allan only receives credited service for his U.S. based service. Mr. Allan was based outside the U.S. for 11 years and during that time did not accrue a benefit under any retirement plan based upon final compensation or years of service like these plans.

(1)  YUM! Brands Retirement Plan

The Retirement Plan and the YUM! Brands Inc. Pension Equalization Plan (discussed below) provide an integrated program of retirement benefits for salaried employees that were hired by the Company prior to October 1, 2001. Both plans apply the same formulas (except as noted below) and together they replace a level of pre-retirement pensionable earnings that is identical for all similarly situated participants. The Retirement Plan is a tax qualified plan, and it is designed to provide the maximum possible portion of this integrated benefit on a tax qualified and funded basis.

Benefit Formula

Benefits under the Retirement Plan are based on a participant’s Final Average Earnings (subject to the limits under IRC 401(a)(17)) and service under the plan. Upon termination of employment, a participant’s Normal Retirement Benefit from the plan is equal to

A.             3% of Final Average Earnings times Projected Service up to 10, plus

B.              1% of Final Average Earnings times Projected Service in excess of 10, minus

C.              .43% of Final Average Earnings up to Social Security covered compensation multiplied by Projected Service up to 35 the result of which is multiplied by a fraction the numerator of which is actual service as of date of termination and the denominator of which is the participant’s Projected Service. Projected Service is the service that the participant would have earned if he had remained employed with the Company until his Normal Retirement Age (generally age 65).

If a participant leaves employment after becoming eligible for Early or Normal Retirement, benefits are calculated using the formula above except that actual service attained at the participant’s retirement date is used in place of Projected Service.

Final Average Earnings

A participant’s Final Average Earnings is determined based on his highest 5 consecutive years of pensionable earnings. Pensionable earnings is the sum of the participant’s base pay and annual incentive compensation from the Company, including amounts under the YUM! Leaders’ Bonus Program. In general base pay includes salary, vacation pay, sick pay, short term disability payments and commission payments. Extraordinary bonuses and lump sum payments made in connection with a participant’s termination of employment are not included.

Vesting

A participant receives a year of vesting service for each year of employment with the Company. A participant is 0% vested until he has been credited with at least 5 years of vesting service. Upon attaining 5 years of vesting service, a participant becomes 100% vested.

Normal Retirement Eligibility

A participant is eligible for Normal Retirement following the later of age 65 or 5 years of vesting service.

Early Retirement Eligibility and Reductions

A participant is eligible for Early Retirement following the later of age 55 or 10 years of vesting service. A participant who has met the requirements for Early Retirement and who elects to begin receiving payments from the plan prior to age 62 will receive a reduction of 1/12 of 4% for each month benefits begin before age 62. Benefits are unreduced at age 62.

The table below shows when each of the named executive officers will be eligible for Early Retirement and the estimated lump sum value of the benefit each participant would receive from the YUM plans (both qualified and non-qualified) if he retired from the Company at that time and received a lump sum payment.

Name	Earliest Retirement Date	Estimated Lump Sum from the Qualified Plan(1)	Estimated Lump Sum from the Non-Qualified Plan(2)	Total Estimated Lump Sum
Novak	November 1, 2007	891,225	14,134,113	15,025,338
Carucci	July 1, 2012	887,069	2,634,095	3,521,164
Su	May 1, 2007	—	3,898,425	3,898,425
Brolick	August 1, 2010	724,921	3,653,910	4,378,831
Allan	May 1, 2010	404,221	1,607,861	2,012,082

(1)          The YUM! Brands Retirement Plan

(2)          Mr. Su’s benefit is paid solely from the YUM! Brands International Retirement Plan. All other non-qualified benefits are paid from the YUM! Brands Inc. Pension Equalization Plan.

Estimated lump sum values in the table above assume that each participant continues in an eligible position until his earliest retirement date and receives a lump sum payment from all plans at that time. The calculations also assume no increase in the participant’s Final Average Earnings. The lump sums are estimated using the mortality table and interest assumption as used for purposes of financial accounting. Actual lump sums may be higher or lower depending on the mortality table and interest rate in effect at the time of distribution and the participant’s Final Average Earnings at his date of retirement.

Termination of Employment Prior to Retirement

If a participant terminates employment, either voluntarily or involuntarily, prior to meeting eligibility for Early or Normal Retirement, benefits will be actuarially reduced from age 65 to his early commencement date using the mortality rates in the YUM! Brands Retirement Plan and an interest rate equal to 7% (e.g., this results in a 62.97% reduction at age 55). In addition, the participant may NOT elect to receive his benefit in the form of a lump sum.

Lump Sum Availability

Lump sum payments are available to participants who meet the requirements for Early or Normal Retirement. Participants who leave the Company prior to meeting the requirements for Early or Normal Retirement must take their benefits in the form of a monthly annuity and no lump sum is available. When a lump sum is paid from the plan, it is calculated based on actuarial assumptions for lump sums required by IRC 417(e)(3) (currently this is the annual 30-year Treasury rate for the 2nd month preceding the date of distribution and the gender blended 1994 Group Annuity Reserving Table as set forth in Revenue Ruling 2001-62).

(2)  YUM! Brands Inc. Pension Equalization Plan

The YUM! Brands Inc. Pension Equalization Plan is an unfunded, non-qualified plan that complements the YUM! Brands Retirement Plan by providing benefits that federal tax law bars providing under the Retirement Plan. Benefits are generally determined and payable under the same terms and conditions as the Retirement Plan (except as noted below) without regard to federal tax limitations on amounts of includible compensation and maximum benefits. Benefits paid are reduced by the value of benefits payable under the Retirement Plan.

Participants who earned at least $75,000 during calendar year 1989 are eligible to receive benefits calculated under the Retirement Plan’s pre-1989 formula, if this calculation results in a larger benefit from the YUM! Brands Inc. Pension Equalization Plan. Messrs. Novak, Carucci, Brolick and Allan qualify for benefits under this formula. This formula is similar to the formula described above under the Retirement Plan except that part C of the formula is calculated as follows:

C.              1 2/3% of an estimated primary Social Security amount multiplied by Projected Service up to 30

Retirement distributions are always paid in the form of a lump sum. In the case of a participant whose benefits are payable based on the pre-1989 formula, the lump sum value is calculated as the actuarial equivalent to the participant’s 50% Joint and Survivor Annuity with no reduction for survivor coverage. In all other cases, lump sums are calculated as the actuarial equivalent of the participant’s life only annuity. Participants who terminate employment prior to meeting eligibility for Early or Normal Retirement must take their benefits from this plan in the form of a monthly annuity.

(3)  YUM! Brands International Retirement Plan

The YUM! Brands International Retirement Plan (the “YIRP”) in an unfunded, non-qualified defined benefit plan that covers certain international employees who are designated by the Company as third country nationals. Mr. Su is eligible for benefits under this Plan. The YIRP provides a retirement benefit similar to the Retirement Plan except that part C of the formula is calculated as the sum of:

a)               Company financed State benefits or Social Security benefits if paid periodically

b)              The actuarial equivalent of all State paid or mandated lump sum benefits financed by the Company

c)               Any other Company financed benefits that are attributable to periods of pensionable service and that are derived from a plan maintained or contributed to by the Company or one or more of the group of corporations that is controlled by the Company.

Benefits are payable under the same terms and conditions as the Retirement Plan without regard to IRS limitations on amounts of includible compensation and maximum benefits.

(4)   Present Value of Accumulated Benefits

For all plans, the Present Value of Accumulated Benefits is calculated assuming that each participant is eligible to receive an unreduced benefit payable in the form of a single lump sum at age 62.  Also, since none of the participants have actually attained eligibility for Early or Normal Retirement, benefits are based on the formula applicable to non-retirement eligible participants as discussed above. This is consistent with the methodologies used in financial accounting calculations. In addition, the economic assumptions for the lump sum interest rate, post retirement mortality, and discount rate are also consistent with those used in financial accounting calculations.

NONQUALIFIED DEFERRED COMPENSATION

Amounts reflected in the Nonqualified Deferred Compensation table below are provided for under the Company’s Executive Income Deferral (“EID”) Program, an unfunded, unsecured deferred compensation plan. For each calendar year, participants are permitted under this program to defer up to 85% of their base pay and/or 100% of their annual incentive award.

Deferred Program Investments.   Amounts deferred under the EID Program may be invested in the following phantom investment alternatives, which are (12 month investment returns are shown in parenthesis):

•       YUM! Stock Fund (25.0%),

•       YUM! Discount Stock Fund (25.0%),

•       S&P 500 index fund (15.8%),

•       bond market index fund (4.2%) and

•       stable value fund (4.3%).

All of the phantom investment alternatives offered under the EID Program are designed to match the performance of actual investments, that is, they provide market rate returns and do not provide for preferential earnings. The S&P 500 index fund, bond market index fund and stable value fund are designed to track the investment return of like-named funds offered under the Company’s 401(k) Plan. The YUM! Stock Fund and YUM! Discount Stock Fund track the investment return of the Company’s common stock. Participants may transfer funds between the investment alternatives on a quarterly basis except (1) funds invested in the YUM! Stock Fund or YUM! Discount Stock Fund may not be transferred once invested in these funds and (2) a participant may only elect to invest into the Discount Stock Fund at the time the annual incentive deferral election is made. In the case of the Discount Stock Fund, participants who defer their annual incentive into this fund, acquire phantom shares (called restricted stock units (“RSUs”)) at a 25% discount based on the fair market value of the Company stock on the date that the annual incentive is deferred, which is the same date we make our annual stock appreciation right grants. Amounts attributable to the 25% discount under the YUM! Discount Stock Fund are reflected in column (c) below as contributions by the Company (and represent amounts actually credited to the named executive’s account during 2006).

RSUs are phantom shares of YUM stock that vest on the second anniversary of the grant (or a change of control of the Company, if earlier) and are payable as shares of YUM common stock pursuant to the participant’s deferral election. Unvested RSUs held in a participant’s Discount Stock Fund account are forfeited if the participant voluntarily terminates employment with the Company within two years of the deferral date. If a participant terminates employment involuntarily, the portion of the account attributable to the discount is forfeited and the participant will receive an amount equal to the amount of the original amount deferred. If a participant dies or becomes disabled during the restricted period, the participant fully vests in the RSUs. Dividend equivalents are accrued during the restricted period but are only paid if the RSUs vest. RSUs held by a participant who has attained age 65 with five years of service vest immediately. In the case of a participant who has attained age 55 with 10 years of service, RSUs attributable to the bonus deferral vest immediately and RSUs attributable to the discount portion vest pro rata during the period beginning on the date of grant and ending on the first anniversary of the grant and are fully vested on the first anniversary. For each named executive, the number of RSUs awarded and their value attributable to deferred 2006 annual incentives are set forth at columns (f) and (j) of the Grants of Plan-Based Awards table on page 53 and are discussed in further detail at footnotes 2 and 4 of the Summary Comprehension Table beginning on page 50.

Distributions.   When participants elect to defer amounts into the EID Program, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executive’s retirement or separation or termination of employment.

Distributions can be made in a lump sum or up to 20 annual installments. Initial deferrals are subject to a minimum two year deferral. In general, with respect to amounts deferred after 2005 or not fully vested as of January 1, 2005, participants may change their distribution schedule, provided the new elections satisfy the requirements of Section 409A of the Internal Revenue Code. In general, 409A requires that:

•       Distribution schedules cannot be accelerated (other than for a hardship)

•       To delay a previously scheduled distribution,

•        A participant must make an election at least one year before the distribution otherwise would be made, and

•        The new distribution cannot begin earlier than five years after it would have begun without the election to re-defer.

With respect to amounts deferred prior to 2005 to delay a distribution, the new distribution cannot begin until two years after it would have begun without the election to re-defer.

Investments in the YUM! Stock Fund and YUM! Discount Stock Fund are only distributed in shares of Company stock.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
(a)	(b)	(c)	(d)	(e)	(f)
Novak	3,056,130	1,018,710	10,083,348	95,615	49,220,251
Carucci	836,540	41,836	546,924	234,286	3,776,820
Su	478,125	159,375	546,522	1,334,880	2,291,648
Brolick	1,121,958	225,701	1,022,533	290,872	5,488,461
Allan	569,531	189,844	1,041,043	385,489	4,994,515

(1)          Amounts in this column reflect amounts that were also reported as compensation in our Summary Compensation Table filed last year or would have been reported as compensation in our Summary Compensation Table last year if the executive were a named executive officer. Except for Mr. Carucci, these amounts represent the deferral of all or a portion of the executives’ annual incentive award for 2005 that was deferred in 2006. In Mr. Carucci’s case, this represents the deferral of salary and bonus, $341,250 of which is deferred salary reported in the Salary column of the Summary Compensation Table at page 50 and $495,290 is deferred annual incentive award for 2005 deferred during 2006 and would have been reported as bonus compensation in our Summary Compensation Table as filed last year if Mr. Carucci had been a named executive officer in 2006.

(2)          Amounts in this column reflect the Company’s contribution to the EID Program which is discussed beginning on page 61. The amounts represent the value of the discount on RSUs awarded to executives and credited to their deferral account under the program in 2006 as a result of their election to defer their 2005 annual incentive award into RSUs.

(3)          Amounts in this column reflect earnings during the last fiscal year on deferred amounts. All earnings are based on the investment alternatives offered under the EID Program described in the narrative above this table. Since these earnings are market based returns, they are not reported in the Summary Compensation Table.

(4)          All amounts shown were distributed in accordance with the executive’s deferral election, except in the case of the following amounts distributed to pay payroll taxes due upon vesting of RSUs under the EID Program during the year:

Novak	95,615
Brolick	24,476
Allan	18,634

(5)          Amounts reflected in this column are the year-end balances for each executive under the EID Program. As required under SEC rules, below is the portion of the year-end balance for each executive which has previously been reported as compensation to the executive in the Company’s Summary Compensation Table for 2006 and prior years or would have been reported as compensation if the executive had been a named executive officer in those previous years.

Novak	$20,398,006
Carucci	2,460,947
Su	1,785,000
Brolick	3,493,740
Allan	2,919,094

The difference between these amounts and amount of the year-end balance for each executive represents the total aggregate earnings accumulated under the program with respect to that compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2006, given the named executive’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company’s 401(k) Plan, retiree medical benefits, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

Stock options and SAR awards.   If one or more named executive officers terminated employment for any reason other than retirement, death, disability or following a change in control as of December 31, 2006, they could exercise the stock options and SARs that were exercisable on that date as shown at the Grants of Plan-Based Awards table on page 53, otherwise all options and SARs, pursuant to their terms, would have been forfeited and cancelled after that date. If the named executive had retired, died or become disabled as of December 31, 2006, exercisable stock options and SARs would remain exercisable through the term of the award (none of the named executives were eligible for retirement on

December 31, 2006). Except in the case of a change in control, described below, no stock options or SARs become exercisable on an accelerated basis. Benefits a named executive officer may receive on a change of control are discussed below.

Deferred compensation.   As described in more detail beginning at page 61, the named executives participate in the EID Program which permits the deferral of salary and annual incentive compensation. The last column of the Nonqualified Deferred Compensation Table on page 62 reports each named executive’s aggregate balance at December 31, 2006. The named executives are entitled to receive their vested amount under the EID Program in case of voluntary termination of employment. In the case of involuntary termination of employment, they are entitled to receive their vested benefit and the amount of the unvested benefit that corresponds to their deferral. In the case of death, disability or retirement after age 65, they or their beneficiaries are entitled to their entire account balance as shown in the last column of the Nonqualified Deferred Compensation table on page 62. The amounts they would have been entitled to in case of a voluntary or involuntary termination as of December 31, 2006 are as follows:

	Voluntary Termination ($)	Involuntary Termination ($)
Novak	39,532,474	45,281,404
Carucci	3,367,225	3,609,967
Su	—	1,338,750
Brolick	4,395,872	5,072,473
Allan	3,013,510	4,183,885

Payouts to the executive under the EID Program would occur in accordance with the executive’s elections. In the case of amounts deferred after 2002, such payments would not begin prior to six months following the executive’s termination of employment. Executives may receive their benefit in a lump sum payment or in installment payments for up to 20 years. Each of the named executive officers has elected to receive payments in a lump sum.

Pension benefits.   The Pension Benefits Table on page 58 describes the general terms of each pension plan in which the named executives participate, the years of credited service and the present value of the annuity payable to each named executive assuming termination of employment as of December 31, 2006. The table on page 59 provides the present value of the lump sum benefit payable to each named executive when they attain eligibility for Early Retirement (ie., age 55 with 10 years of service) under the plans.

Life insurance benefits.   For a description of the supplemental life insurance plans that provide coverage to the named executives, see the All Other Compensation Table on page 52. If the named executives had died on December 31, 2006, the survivors of Messrs. Novak, Carucci, Su, Brolick and Allan would have received Company paid life insurance of $2,928,000, $855,000, $971,250, $1,165,500 and $990,000, respectively, under this arrangement.  Executives and all other salaried employees can purchase additional life insurance benefits up to a maximum combined company paid and additional life insurance of $3 million. This additional benefit is not paid or subsidized by the Company and, therefore, is not shown here.

Change in control.   Change in control severance agreements are in effect between YUM and certain key executives (including Messrs. Novak, Carucci, Su, Brolick and Allan). These agreements are general obligations of YUM, and provide, generally, that if, within two years subsequent to a change in control of YUM, the employment of the executive is terminated (other than for cause, or for other limited reasons specified in the change in control severance agreements) or the executive terminates employment for Good Reason (defined in the change in control severance agreements to include a diminution of duties and responsibilities or benefits), the executive will be entitled to receive the following:

•       a proportionate annual incentive assuming achievement of target performance goals under the bonus plan or, if higher, assuming continued achievement of actual Company performance until date of termination,

•       a severance payment equal to two times (three times in Mr. Brolick’s case) the sum of the executive’s base salary and the target bonus or, if higher, the actual bonus for the year preceding the change in control of the Company,

•       outplacement services for up to one year following termination, and

•       a “tax gross-up payment” which, in the event an executive becomes entitled to receive a severance payment and other severance benefits and such severance payment and benefits are subject to an excise tax, ensures the executive will be in the same after-tax position as if no excise tax had been imposed. (Except, however, where the severance payment to the executive will generate an excise tax but the total severance payment does not exceed by more than 10% the threshold for which the excise tax becomes payable, then no gross-up payment will be made and the executive’s severance payment will be reduced to the threshold to ensure no excise tax is payable.)

In addition, to the payments described above under the agreements, upon a change of control:

•       All stock options and SARs held by the executive will automatically vest and become exercisable.

•       All RSUs under the Company’s EID Program will vest.

The change in control severance agreements have a three-year term and are automatically renewable each January 1 for another three-year term. An executive whose employment is not terminated within two years of a change of control will not be entitled to receive any severance payments under the change in control severance agreements.

Generally, pursuant to the agreements, a change of control is deemed to occur:

(i)            if any person acquires 20% or more of the Company’s voting securities (other than securities acquired directly from the Company or its affiliates);

(ii)        if a majority of the Directors as of the date of the agreement are replaced other than in specific circumstances; or

(iii)    upon the consummation of a merger of the Company or any subsidiary of the Company other than (a) a merger where the Company’s Directors immediately before the change in control constitute a majority of  the directors of the resulting organization, or (b) a merger effected to implement a recapitalization of the Company in which no person is or becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities.

If a change of control had occurred as of December 31, 2006, the following payments, or other benefits would have been made.

	Novak	Carucci	Su	Brolick	Allan
Annual Incentive	3,347,680	718,200	963,900	723,233	897,600
Severance Payment	8,552,260	1,954,062	2,006,250	5,275,509	2,239,062
Outplacement	25,000	25,000	25,000	25,000	25,000
Excise Tax and Gross-Up	—	1,275,142	—	2,730,498	1,405,355
Accelerated Vesting of Stock Options and SARs	12,017,732	2,000,026	3,128,909	3,987,781	4,207,581
Accelerated Vesting of RSU’s	9,687,778	409,594	2,291,647	1,092,589	1,974,049
Total	33,630,450	6,382,024	8,415,706	13,834,610	10,748,647

DIRECTOR COMPENSATION

As described more fully below, this table summarizes compensation paid to each non-employee director during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option/SAR Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)
Dorman, David	—	135,000	41,541	—	176,541
Ferragamo, Massimo	—	135,000	41,541	10,000	186,541
Grissom, David(3)	—	150,000	41,541	10,000	201,541
Hill, Bonnie	67,500	67,500	41,541	10,000	186,541
Holland, Robert	—	135,000	41,541	10,000	186,541
Langone, Kenneth	—	135,000	41,541	23,500	200,041
Linen, Jonathan	—	135,000	41,541	10,000	186,541
Nelson, Thomas(4)	—	260,000	85,646	10,000	355,646
Ryan, Thomas	—	135,000	41,541	—	176,541
Trujillo, Jackie	67,500	67,500	41,541	10,000	186,541
Ulrich, Robert(5)	—	140,000	41,541	—	181,541

(1)          Represents the compensation costs for financial accounting purposes for the year under FAS 123R. The per SAR FAS 123R grant date fair value was $18.34 for SARs granted in 2006 for all director grants, except, however, in the case of Mr. Nelson, as discussed below in footnote 3, who received two grants in 2006. The per SAR grant date fair value for Mr. Nelson’s grants were $17.03 for 2,590 SARs issued in January 2006 and $18.34 for 2,265 SARs issued in November 2006.

At December 31, 2006, the aggregate number of options and SARs awards outstanding for non-management directors was: Mr. Dorman 5,238 options, 2,265 SARs; Mr. Ferragamo 17,947 options, 2,265 SARs; Mr. Grissom 7,735 options, 2,265 SARs; Ms. Hill 7,588 options, 2,265 SARs; Mr. Holland 21,109 options, 2,265 SARs; Mr. Langone 21,109 options, 2,265 SARs; Mr. Linen 5,238 options, 2,265 SARs; Mr. Nelson 0 options, 4,855 SARs;  Mr. Ryan 9,707 options, 2,265 SARs; Ms. Trujillo 17,947 options, 2,265 SARs; Mr. Ulrich 5,679 options, 2,265 SARs. Mr. Novak’s outstanding awards are described on page 55.

(2)          Represents amount of matching charitable contributions made on behalf of the director under the Company’s matching gift program and/or the amount charitable contribution made in the director’s name.

(3)          Mr. Grissom received stock with a fair market value of $15,000 for services as Chairman of the Audit Committee.

(4)          Mr. Nelson was elected to the Board of Directors November 2005 and formally joined the Board in January 2006. The stock retainer and SAR award for 2006 of $100,000, and $44,105 respectively (which normally would have been paid in November 2005), could not be paid until he formally joined the Board in January 2006. In addition, he received a $25,000 stock award which is awarded to all new Board members upon joining the Board but is not paid until they leave the Board. For 2006, he received the regular stock retainer of $135,000 and SAR award of $41,541 in consideration of his service on the Board for 2007.

(5)          Mr. Ulrich received stock with a fair market value of $5,000 for services as Chairman of the Compensation Committee.

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. Similar to executive officers, directors are subject to share ownership requirements. The directors’ requirements provide that directors will not sell any of the Company’s common stock received as compensation for service on the Board until the director has ceased being a member of the Board for one year.

Employee Directors.   Employee directors do not receive additional compensation for serving on the Board of Directors.

Non-Employee Directors Annual Compensation.   Each director who is not an employee of YUM receives an annual stock grant retainer with a fair market value of $135,000 and an annual grant of vested SARs to buy $125,000 worth of YUM common stock at a price equal to its fair market value on the date of grant. Directors may elect to receive up to one-half of their stock retainer in cash. Directors may also defer payment of their retainers pursuant to the Directors Deferred Compensation Plan. Deferrals are invested in phantom Company stock and paid out in shares of Company stock. Deferrals may not be made for less than two years. In recognition of the added duties of these chairs, the Chairperson of the Audit Committee receives an additional $15,000 stock retainer annually and the Chairperson of the Compensation Committee receives an additional $5,000 stock retainer annually.

In September 2006, the Compensation Committee of the Board of Directors completed a review of compensation for non-employee directors. The review included an analysis of the most recent proxy statements of several large retailers and consideration of Fortune 500, 200 and 100 survey data. Based on the analysis which showed director compensation below the median by 10% to 15% and the increased responsibility and time commitment associated with Board and Committee service (particularly for Audit Committee members), the Board approved the Compensation Committee’s recommendation to revise the compensation of non-employee directors by increasing the stock grant retainer by $35,000 to $135,000.

Initial Stock Grant upon Joining Board.   Non-employee directors also receive a one-time stock grant with a fair market value of $25,000 on the date of grant upon joining the Board, distribution of which is deferred until termination from the Board.

Matching Gifts.   To further YUM’s support for charities, non-employee directors are able to participate in the YUM! Brands, Inc. Matching Gifts Program on the same terms as YUM’s employees. Under this program, the YUM! Brands Foundation will match up to $10,000 a year in contributions by the director to a charitable institution approved by the YUM! Brands Foundation.

Insurance.   We also pay the premiums on directors’ and officers’ liability and business travel accident insurance policies. The annual cost of this coverage is approximately $2.5 million. This is not included in the tables above as it is not considered compensation to the directors.

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2006, the equity compensation plans under which we may issue shares of stock to our directors, officers and employees under the 1999 Long Term Incentive Plan (“1999 Plan”), our 1997 Long Term Incentive Plan (“1997 Plan”), SharePower Plan and Restaurant General Manager Stock Option Plan (“RGM Plan”).

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	26,603,692	(1)	$29.15	(2)	11,338,877	(3)
Equity compensation plans not approved by security holders(4)	4,006,005		$34.01		3,134,348
Total	30,609,697	(1)	$29.86	(2)	14,473,225	(3)

(1)          Includes 3,308,051 shares issuable in respect of RSUs, performance units and deferred units.

(2)          Excludes RSUs, performance units and deferred units referred to in footnote 1 above.

(3)          Includes 6,000,000 shares available for issuance of awards other than options, warrants or rights under the 1999 Plan.

(4)          Awards are made under the RGM Plan.

What are the key features of the 1999 Plan?

The 1999 Plan provides for the issuance of up to 29,800,000 shares of stock as non-qualified stock options, incentive stock options, SARs, restricted stock, restricted stock units, performance shares or performance units. Only our employees and directors are eligible to receive awards under the 1999 Plan. The purpose of the 1999 Plan is to motivate participants to achieve long range goals, attract and retain eligible employees, provide incentives competitive with other similar companies and align the interest of employees and directors with those of our shareholders. The 1999 Plan is administered by the Compensation Committee of the Board of Directors. The exercise price of a stock option grant or SAR under the 1999 Plan may not be less than the average market price of our stock on the date of the grant, and no options or SARs may have a term of more than ten years. The options and SARs that are currently outstanding under the 1999 Plan generally vest over a one to four year period and expire ten years from the date of the grant. The 1999 Plan was approved by the shareholders in May 1999 and they approved the plan as amended in 2003.

What are the key features of the 1997 Plan?

The 1997 Plan provides for the issuance of up to 45,000,000 shares of stock. Effective January 1, 2002, only restricted shares may be issued under this plan. We intend to utilize this plan with respect to payouts on shares from our deferral plans. Prior to December 31, 2001, we utilized this plan to make stock option awards similar to the stock option awards described in the 1999 Plan description above and to make two restricted performance unit awards to Mr. Novak, our Chairman and Chief Executive Officer. This plan was originally approved by PepsiCo, Inc. as the sole shareholder of the Company in 1997, prior to the spin-off of the Company from PepsiCo, Inc. on October 6, 1997.

What are the key features of the SharePower Plan?

The SharePower Plan provides for the issuance of up to 14,000,000 shares of stock. The SharePower Plan allows us to award non-qualified stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units. Only our employees are eligible to receive awards under the SharePower Plan, except that our executive officers may not receive awards under this plan. The SharePower Plan is administered by the Compensation Committee of the Board of Directors. The exercise price of a stock or SAR option grant under the SharePower Plan may not be less than the average market value of our stock on the date of the grant and no option or SAR may have a term of more than ten years. The options that are currently outstanding under the SharePower Plan generally vest over a one to four year period beginning on the date of grant. The SharePower Plan was originally approved by PepsiCo, Inc. as the sole shareholder of the Company in 1997, prior to the spin-off of the Company from PepsiCo, Inc. on October 6, 1997.

What are the key features of the RGM Plan?

The RGM Plan provides for the issuance of up to 15,000,000 shares of common stock at a price equal to or greater than the average market price of our stock on the date of grant. The RGM Plan allows us to award non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units. Only our employees are eligible to receive awards under the RGM Plan, except that our executive officers may not receive awards under this plan. The purpose of the RGM Plan is (i) to give restaurant general managers (“RGMs”) the opportunity to become owners of stock, (ii) to align the interests of RGMs with those of YUM’s other shareholders, (iii) to emphasize that the RGM is YUM’s #1 leader, and (iv) to reward the performance of RGMs. In addition, the Plan provides incentives to Area Coaches, Franchise Business Leaders and other supervisory field operation positions that support RGMs and have profit and loss responsibilities within a defined region or area. While all non-executive officer employees are eligible to receive awards under the RGM plan, all awards granted have been to RGMs or their direct supervisors in the field. Grants to RGMs generally have four year vesting and expire after ten years. The RGM Plan is administered by the Compensation Committee of the Board of Directors and the Compensation Committee has delegated its responsibilities to the Chief People Officer of the Company. The Board of Directors approved the RGM Plan on January 20, 1998.

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the Audit Committee are J. David Grissom, Chair, Bonnie Hill, Robert Holland, Jr., Kenneth G. Langone, Jonathan S. Linen and Thomas C. Nelson.

The Board of Directors has determined that each member of the Committee is “independent” within the meaning of the applicable rules of both the NYSE and the SEC. The Board of Directors has also determined that each member of the Committee is financially literate and that J. David Grissom has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. In addition, the Board determined that J. David Grissom is an “audit committee financial expert” within the meaning of the rules of the SEC.

What document governs the activities of the Audit Committee?

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee’s responsibilities are set forth in this charter, which was amended and restated effective March 16, 2006. The amendments updated the role of the Audit Committee in overseeing the Company’s internal controls over financial reporting. The charter is available on our Web site at www.yum.com/investors/governance.

What are the responsibilities of the Audit Committee?

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls and procedures and disclosure controls and procedures, the Company’s risk management, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Committee has sole authority over the selection of the Company’s independent auditors and manages the Company’s relationship with its independent auditors (who report directly to the Committee). The Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Committee, from the Company for such advice and assistance.

The Committee met 9 times during 2006. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include private sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management, as well as executive sessions consisting of only Committee members. The Committee also meets with senior management from time to time. In addition to the scheduled meetings, senior management confers with the Committee or its Chair from time to time, as senior management deems advisable or appropriate, in connection with issues or concerns that arise throughout the year.

Management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements in accordance with professional standards and expressing an opinion as to their material conformity with U.S. generally accepted accounting principles and for auditing management’s assessment of, and the effective operation of, internal control over financial reporting. The Committee’s responsibility is to monitor and review the Company’s financial reporting process and discuss management’s report on the Company’s internal control over financial reporting. It is not the Committee’s duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the opinion of the independent auditors included in their report on the Company’s financial statements. The Committee has also relied, without independent verification, on management’s representation that the Company’s internal control over financial reporting is effective and on the opinion of the independent auditors included in their report on the Company’s internal control over financial reporting.

What matters have members of the Audit Committee discussed with management and the independent auditors?

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During 2006, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussions with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and disclosures related to critical accounting practices. The Committee has also discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and written disclosures from KPMG LLP to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors’ independence. The Committee also received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

In addition, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2006?

Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors to the Board of Directors, and subject to the limitations on the Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that it include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 for filing with the SEC.

Who prepared this report?

This report has been furnished by the members of the Audit Committee:

J. David Grissom, Chairperson	Bonnie Hill
Robert Holland, Jr.	Kenneth G. Langone
Jonathan S. Linen	Thomas C. Nelson

ADDITIONAL INFORMATION

Who pays the expenses incurred in connection with the solicitation of proxies?

Expenses in connection with the solicitation of proxies will be paid by us. Proxies are being solicited principally by mail, by telephone and through the Internet. We have retained MacKenzie Partners, Inc. to act as a proxy solicitor for a fee estimated to be $6,000, plus reimbursement of out-of-pocket expenses. In addition, our directors, officers and regular employees, without additional compensation, may solicit proxies personally, by e-mail, telephone, fax or special letter. We will reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of our shares.

How may I elect to receive shareholder materials electronically and discontinue my receipt of paper copies?

YUM shareholders with shares registered directly in their name may elect to receive future annual reports and proxy statements from us and to vote their shares through the Internet instead of receiving copies through the mail. We are offering this service to provide shareholders with added convenience and to reduce annual report printing and mailing costs.

To take advantage of this option, shareholders must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the shareholder.

To elect this option, go to Web site www.amstock.com, click on Shareholder Account Access, log-in and locate the option to Receive Company Mailing via e-Mail. Shareholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

If you consent to receive future proxy materials electronically, your consent will remain in effect unless it is withdrawn by writing our Transfer Agent, American Stock Transfer and Trust Company, 59 Maiden Lane, New York, NY 10038 or by e-mailing our Transfer Agent at www.amstock.com. Also, while this consent is in effect, if you decide you would like to receive a hard copy of the proxy materials, you may call, write or e-mail American Stock Transfer and Trust Company.

Note: You may also access YUM’s Annual Report electronically by logging on to www.yum.com/investors/annualreport.asp. Both PDF and on-line interactive versions are available at this site.

What is “Householding” of proxy materials?

The Company has adopted a procedure called “householding” which has been approved by the SEC. The Company and some brokers household proxy materials, delivering a single annual report and proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders or they participate in electronic delivery of proxy materials. Shareholders who participate in householding will continue to receive separate proxy cards. This process will help reduce our printing and postage fees, as well as save natural resources. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to YUM! Brands, Inc., Investor Relations, 1441 Gardiner Lane, Louisville, KY 40213 or by calling Investor Relations at 1 (888) 439-4986 or by sending an e-mail to yum.investor@yum.com.

May I propose actions for consideration at next year’s annual meeting of shareholders or nominate individuals to serve as directors?

Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and proxy card for presentation at our 2008 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213 by December 6, 2007. The proposal should be sent to the attention of Corporate Secretary.

Under our By-laws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to our Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2008 Annual Meeting no later than 90 days in advance of the 2008 Annual Meeting if it is being held within 30 days before or after the anniversary of the date (May 17, 2007) of this year’s Meeting. For any other meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

Our Annual Meeting of Shareholders is generally held on the third Thursday of May. Assuming that our 2008 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by February 18, 2008.

The nomination must contain the following information about the nominee:

•       name;

•       age;

•       business and residence addresses;

•       principal occupation or employment;

•       the number of shares of common stock beneficially owned by the nominee;

•       a description of all arrangements or understandings between such Shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Shareholder;

•       a representation that such Shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice;

•       the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director; and

•       a signed consent of the nominee to serve as a director of the Company, if elected.

Notice of a proposed item of business must include:

•       a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting;

•       the shareholder’s name and address as they appear on our records;

•       the number of shares of common stock beneficially owned by the shareholder (with supporting documentation where appropriate);

•       any material interest of the shareholder in such business;

•       a description of all arrangements or understandings between such Shareholder and any other person or persons (including their names) in connection with the proposal of such business by such Shareholder and any material interest of such Shareholder in such business; and

•       a representation that such Shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The Board is not aware of any matters that are expected to come before the 2007 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the Proxy appointed by the Board of Directors intends to vote the proxies in accordance with their best judgment.

The chairman of the Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Bylaw Provisions.   You may contact YUM’s Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

YUM! BRANDS, INC. C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735

ADMISSION TICKET

Your vote is important. Please vote immediately.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL -

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Yum! Brands, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you are voting by Internet or telephone,

please DO NOT mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	YUMBR1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

YUM! BRANDS, INC.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST items 3, 4, 5 6, 7 and 8

To withhold authority to vote for any individual
1.	ELECTION OF DIRECTORS:	nominee(s), mark “For All Except” and write the
For	Withhold	For All	number(s) of the nominee(s) on the line below.
(01) David W. Dorman (02) Massimo Ferragamo (03) J. David Grissom (04) Bonnie G. Hill (05) Robert Holland, Jr (06) Kenneth G. Langone. (Page 13 of Proxy)	(07) Jonathan S. Linen (08) Thomas C. Nelson (09) David C. Novak (10) Thomas M. Ryan (11) Jackie Trujillo	All	All	Except

☐	☐	☐

For	Against	Abstain	For	Against	Abstain
Vote On Proposals

2.	Ratification of Independent Auditors (Page 17 of Proxy)	☐	☐	☐	6.	Shareholder proposal relating to a Future
Severance Agreements Proposal (Page 27 of
3.	Shareholder proposal relating to the MacBride Principles (Page	Proxy)	☐	☐	☐
19 of Proxy)
☐	☐	☐	7.	Shareholder proposal relating to Sustainable
Fish (Page 29 of Proxy)	☐	☐	☐
4.	Shareholder proposal relating to an Advisory
Shareholder Vote to Ratify Executive Compensation	☐	☐	☐	8.	Shareholder proposal relating to a Proposal
(Page 21 of Proxy)	regarding Animal Welfare (Page 32 of Proxy)	☐	☐	☐

5.	Shareholder proposal relating to a Pay for Superior
Performance proposal (Page 24 of Proxy)	☐	☐	☐

NOTE: Please sign exactly as the name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YUM! BRANDS, INC.
ANNUAL MEETING

May 17, 2007
9:00 AM
YUM! Brands, Inc.
Yum! Conference Center
1900 Colonel Sanders Lane
Louisville, Kentucky 40213

ADMISSION TICKET

YUM! BRANDS’ 2007 ANNUAL SHAREHOLDERS’ MEETING WILL BE HELD AT 9:00 A.M. (EASTERN DAYLIGHT SAVING TIME) ON THURSDAY, MAY 17, 2007, AT THE YUM! CONFERENCE CENTER AT 1900 COLONEL SANDERS LANE IN LOUISVILLE, KENTUCKY. If you plan to attend the Annual Shareholders’ Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. YOUR VOTE IS IMPORTANT. The proxy voting instruction card below covers the voting of all shares of Common Stock of YUM! Brands, Inc., which you are entitled to vote or to direct the voting of, including those shares in the YUM! Brands 401(k) Plan.

Please date and sign the proxy card and return it promptly in the enclosed business reply envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be voted.

(PLEASE DETACH PROXY CARD AT PERFORATION)

YUM! BRANDS, INC. This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Christian L. Campbell, John P. Daly and R. Scott Toop, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of YUM! Brands, Inc. which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 17, 2007 or any adjournment thereof.

NOMINEES FOR DIRECTOR:

David W. Dorman, Massimo Ferragamo, J. David Grissom, Bonnie G. Hill, Robert Holland, Jr., Kenneth G. Langone, Jonathan S. Linen, Thomas C. Nelson, David C. Novak, Thomas M. Ryan, and Jackie Trujillo

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 and 2.

This Proxy when properly executed will be voted as directed; if no direction is indicated, it will be voted as follows:

FOR the election of all nominees for director;
FOR the ratification of independent auditors;
AGAINST Items 3, 4, 5 , 6, 7 and 8 (Shareholders’ Proposals).

This card also provides voting instructions to the Administrator or Trustee for shares beneficially owned under the YUM! Brands 401(k) Plan.

(CONTINUED, and To Be Signed and Dated, on the REVERSE SIDE)
SEE
REVERSE
SIDE